Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MTBC, INC.,

MTBC MERGER SUB, INC.,

CARECLOUD CORPORATION,

AND

RUNWAY GROWTH CREDIT FUND INC., AS THE SELLERS’ REPRESENTATIVE

Dated as of January 8, 2020

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IV.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB		27
	4.1	Organization	27
	4.2	Authorization; Enforceability	27
	4.3	Non-Contravention	28
	4.4	MTBC Securities	28
	4.5	Filings	28
	4.6	Litigation	28
	4.7	Finders’ Fees	29
	4.8	Activities of Merger Sub	29
	4.9	Financing	29
	4.10	Purchaser’s Investigation	29

V.	CERTAIN COVENANTS		29
	5.1	Further Actions	30
	5.2	Indemnification of Directors and Officers	30
	5.3	Conduct of Business of the Company	30
	5.4	Exclusive Dealing	30
	5.5	Review of the Company	30
	5.6	Commercially Reasonable Actions; Regulatory Clearance	31
	5.7	280G Covenant	32
	5.8	Written Consent; Information Statement	32
	5.9	Employee Covenants	32

VI.	CONDITIONS TO CLOSING		33
	6.1	Conditions to Obligation of the Purchaser to Consummate the Closing	33
	6.2	Conditions to Obligation of the Company to Consummate the Closing	34

VII.	NO SURVIVAL; LIMITATIONS		35
	7.1	No Survival	35
	7.2	Liability	35
	7.3	Exclusive Remedy	35

VIII.	MISCELLANEOUS.		36
	8.1	Sellers’ Representative	36
	8.2	Expenses	38
	8.3	Press Release and Announcements	38
	8.4	Notices	38
	8.5	Termination	38
	8.6	Entire Agreement	40
	8.7	Amendments and Waivers	40
	8.8	Severability	40
	8.9	Successors and Assigns	40
	8.10	Third Party Beneficiaries	40
	8.11	Governing Law; Consent to Jurisdiction	41
	8.12	WAIVER OF JURY TRIAL	41
	8.13	Counterparts	41
	8.14	Headings	42
	8.15	Pre-Closing Communications and Privileges	42
	8.16	Legal Representation	42
	8.17	Non-Party Affiliates	42

ANNEXES:

Annex I	Definitions
Annex II	Notices
Annex III	Working Capital

EXHIBITS:

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Escrow Agreement
Exhibit C Exhibit D	Payment Schedule Form of MTBC Warrant

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AGREEMENT AND PLAN OF MERGER

This Agreement AND PLAN OF MERGER, including all Schedules and annexes to this agreement, (collectively, this “Agreement”) dated as of January 8, 2020 (the “Agreement Date”), is by and among MTBC, Inc., a Delaware corporation (the “Purchaser”), MTBC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Purchaser (“Merger Sub”), CareCloud Corporation, a Delaware corporation (the “Company”), and Runway Growth Credit Fund Inc., a Maryland corporation, solely in its capacity as the representative, agent and attorney-in-fact of the Sellers (the “Sellers’ Representative”). The Purchaser, Merger Sub, the Company and the Sellers’ Representative will collectively be referred to as the “Parties.”

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of Series A-1 Preferred Stock and Series A-1 NV Preferred Stock will be converted into the right to receive the consideration set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of, and is advisable for, the Company and its stockholders to enter into this Agreement with Purchaser and Merger Sub, (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company; in each case in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the respective boards of directors of Purchaser and Merger Sub have each (a) determined that it is in the best interests of, and is advisable for, Purchaser or Merger Sub, as applicable, and their respective stockholders to enter into this Agreement, and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case in accordance with the DGCL;

WHEREAS, the Parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger; and

NOW, THEREFORE, in consideration of the terms contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

I. DEFINITIONS; CERTAIN INTERPRETIVE MATTERS.

1.1 Definitions.

1.1.1 Certain capitalized terms used but not defined elsewhere in the text of this Agreement are defined in Annex I.

1.2 Certain Interpretive Matters.

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1.2.1 Unless the context requires otherwise, (a) all references herein to Clauses, Sections, Articles, Annexes or Schedules are to Clauses, Sections, Articles, Annexes, or Schedules of or to this Agreement, (b) the headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions of this Agreement, (c) each term defined in this Agreement has the meaning assigned to it, (d) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP, (e) words in the singular include the plural and vice versa, (f) all references to “$” or “dollar” amounts will be to lawful currency of the United States, (g) unless the context implies otherwise to the extent the term “day” or “days” is used, it will mean calendar days, (h) references to the masculine or feminine gender include each other gender, (i) the words “hereby,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Clause, Section, Article, or other subdivision, (j) the terms “including” and “includes” mean “including or includes without limitation,” (k) reference to, and the definition of, any Contract shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in a legally enforceable writing, from time to time, (l) reference to any Law shall be construed as a reference to such Law as re-enacted, redesignated, amended or extended from time to time prior to the date hereof, and (m) any document will be deemed “delivered,” “provided” or “made available” to the Purchaser within the meaning of this Agreement if such document is accessible to the Purchaser in the electronic data room hosted by Intralinks for Project Pelican at least one (1) Business Day prior to the date hereof through the date hereof.

1.2.2 All references to the “Company’s Knowledge,” “Knowledge of the Company” or to words or phrases of similar import with respect to the Company will be deemed to be references to the actual knowledge of the Knowledge Persons, each of whom will be deemed to have knowledge of all such matters as he or she would have discovered, had he or she made a reasonable investigation.

II. THE MERGER.

2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the Certificate of Merger, substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and as a wholly owned subsidiary of Purchaser.

2.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures, on a date and at a time to be agreed upon by the Purchaser and the Company, which date shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). In connection with the Closing, the Parties shall cause the Merger to become effective by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the time of such filing becoming effective being the “Effective Time” and the date on which such Effective Time occurs being the “Closing Date”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all the property, rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

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2.4 Certificate of Incorporation; Bylaws.

2.4.1 At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub read immediately prior to the Effective Time, except (i) the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is CareCloud Corporation” and (ii) any other changes necessary to reflect the change referenced in clause (i) of this sentence shall be made.

2.4.2 At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as the Bylaws of Merger Sub read immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be CareCloud Corporation.

2.5 Directors and Officers. Except as set forth on Schedule 2.5, at the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

2.6 Effect on Equity Interests. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities (in accordance with the terms of this Agreement):

2.6.1 Capital Stock.

(a) Each share of Common Stock issued and outstanding as of the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Each share of Series A-1 Preferred Stock and Series A-1 NV Preferred Stock issued and outstanding as of the Effective Time (except as set forth in Section 2.6.2 below and excluding Dissenting Shares) shall be converted and exchanged into the right to receive, without interest, an amount in cash equal to (a) the Per Share Closing Consideration and (b) a Pro Rata Share of any additional Merger Consideration when, as and if payable to Stockholders pursuant to the terms hereof (including pursuant to the Escrow Documents).

2.6.2 Cancelation of Treasury Stock. All shares of Capital Stock that are held by the Company as treasury stock shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

2.6.3 Effect on Options. No outstanding Options (whether vested or unvested) shall be assumed by, continued in effect or replaced by Purchaser or the Surviving Corporation pursuant to or in connection with the Merger. By virtue of the Closing and without any action on the part of the Company or any Optionholder in accordance with the terms of the Equity Incentive Plans, each outstanding Option, whether or not vested, shall terminate and cease to be outstanding as of the Closing, and the holder thereof shall not be entitled to any consideration therefor.

2.6.4 Treatment of Warrants. By virtue of the Closing and without any action on the part of the Company or any Warrant Holders, all Warrants shall be cancelled and cease to be outstanding as of the Closing, and the holder thereof shall not be entitled to any consideration therefor.

2.6.5 Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately as of the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate, if any, of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

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2.7 Closing Payments. At the Effective Time, the Purchaser shall pay, or cause to be paid, the following payments (the “Closing Payments”):

2.7.1 A base price of Seventeen Million Dollars ($17,000,000), (the “Base Price”), payable to the Persons, and in the amounts, set forth on a funds flow statement to be delivered by the Company to Purchaser form of which is attached hereto as Exhibit C (the “Payment Schedule”), less:

(a) the aggregate dollar amount to satisfy any Estimated Closing Indebtedness to be paid at the Closing to the applicable creditors identified in, and in accordance with, the pay-off letters (the “Payoff Letters”) provided by the Company to the Purchaser prior to the Closing; and

(b) the aggregate dollar amount to satisfy any Unpaid Selling Expenses to the Persons entitled thereto, in each case of Sections 2.7.2(a)-(d) as set forth in the Payment Schedule; and

(c) the aggregate dollar amount by which the Closing Working Capital is less than $0.

2.7.2 Seven Hundred Sixty Thousand (760,000) shares, in the aggregate (the “MTBC Preferred Shares”), of MTBC 11% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the “MTBC Preferred Stock”), issued free and clear of any Liens to the Persons, and in the amounts, set forth on the Payment Schedule, subject to the escrows contemplated in Section 2.7.3.

2.7.3 Two Hundred Sixty Thousand (260,000) shares of the MTBC Preferred Stock will be held in escrow (the “Escrow Fund”) and will be released to the Sellers and/or returned to the Purchaser, all in accordance with the Escrow Documents.

2.7.4 Warrants in the form of Exhibit D (the “MTBC Warrants”) to purchase Two Million (2,000,000) shares, in the aggregate, of MTBC common stock (the “MTBC Warrant Shares” and, collectively together with the MTBC Warrants, and the MTBC Preferred Shares, the “MTBC Securities”), as follows: (i) MTBC Warrants to purchase One Million (1,000,000) MTBC Warrant Shares, in the aggregate, at an exercise price per MTBC Warrant Share equal to $7.50 on or prior to the second (2nd) anniversary of the Closing Date; and (ii) MTBC Warrants to purchase One Million (1,000,000) MTBC Warrant Shares, in the aggregate, at an exercise price per MTBC Warrant Share equal to $10.00 on or prior to the third (3rd) anniversary of the Closing Date.

2.8 Allocation of Consideration. Concurrently with the delivery of the Closing Certificate, the Company shall deliver to Purchaser the Payment Schedule, setting forth with respect to each Stockholder, and each other Person to whom any Closing Payment is payable or due at the Effective Time, the amount payable to such payee, along with payment instructions for each such payee, and including for each Stockholder, such Stockholder’s Pro Rata Share. In no event will the Purchaser, Merger Sub, the Surviving Corporation or any of their respective Affiliates have any responsibility or liability for the allocation of the Closing Payments or any others amounts among the Stockholders, Optionholders, Warrant Holders, creditor, lender, officer, service provider or any other Person, whether such allocation was made by the Company, the Company Board, the Sellers’ Representative, or any other representative of the Company.

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2.9 Earn-Out.

2.9.1 If the Surviving Corporation’s 2020 GAAP Revenue exceeds $36,000,000, Sellers shall be entitled to an earn-out payment of up to a maximum of $3,000,000 (“Earn-Out”) paid in accordance with this Section 2.9. If the Surviving Corporation’s 2020 GAAP Revenue exceeds $36,000,000, the Earn-Out shall equal the lesser of the amount of such excess and $3,000,000.

2.9.2 As used herein, 2020 GAAP Revenue means the Company’s revenue generated by the business of the Company on a stand-alone basis in ordinary course from January 1, 2020 through December 31, 2020, all as calculated by the Surviving Corporation in accordance with GAAP.

2.9.3 The Surviving Corporation shall, prior to March 31, 2021, prepare and deliver to the Sellers a statement setting forth its calculation of 2020 GAAP Revenue. If the Sellers do not object to such calculations in writing within ten days of delivery, the Sellers shall be deemed to have accepted such calculations. Any dispute shall be resolved in accordance with the dispute resolution provisions contained in this Agreement.

2.9.4 The Earn-Out will be paid within the earlier of 20 days after the date on which Sellers have accepted or are deemed to have accepted the Earn-Out calculations in accordance with Section 2.9.3 above.

2.9.5 During the period under which Sellers are entitled to receive the Earn-Out payment pursuant to this Agreement, neither Purchaser nor the Surviving Corporation shall (i) take any action with the specific intent and purpose of reducing the Earn-Out payment or the ability of the Surviving Corporation to achieve the revenue metrics set forth in Section 2.9.1, or (ii) take any action that Purchaser or the Surviving Corporation then knows would, or would reasonably be expected to, materially and adversely affect the ability of the Sellers to receive the Earn-Out payment or the Surviving Corporation to achieve the revenue metrics set forth in Section 2.9.1.

2.9.6 For accounting purposes, the Earn-Out shall be accounted for as additional Merger Consideration.

2.10 Payment Procedures.

2.10.1 Paying Agent. The Sellers have designated the Sellers’ Representative to act as the payments administrator (the “Paying Agent”) for the purpose of paying each Stockholder’s share of the Merger Consideration, to be allocated among the Stockholders in accordance with the Payment Schedule delivered to Purchaser by the Company pursuant to Section 2.7. The aggregate Per Share Closing Consideration payable to the Stockholders pursuant to Section 2.6.1, shall be paid at Closing to the Paying Agent for distribution to the Stockholders in accordance with the Payment Schedule, in cash by wire transfer of immediately available funds to an account designated in writing to the Purchaser by the Paying Agent prior to the Closing.

2.10.2 Reserved.

2.10.3 Following the Closing, the aggregate amount of the Closing Payment payable to such Stockholder in exchange for such holder’s shares of Series A-1 Preferred Stock and Series A-1 NV Preferred Stock and shall, within two (2) Business Days of the receipt by Paying Agent of any other distribution to the Stockholders pursuant to this Agreement (including the Escrow Documents), deliver to such Stockholder such Stockholder’s Pro Rata Share of any such distribution as set forth on the Payment Schedule; provided, however, that to the extent that all such required documentation is provided to the Paying Agent at least two (2) Business Days before the Closing Date by a Stockholder, then Purchaser and the Sellers’ Representative shall cause the Paying Agent to pay the aggregate share of the Closing Payment payable to such Stockholder in exchange for such holder’s shares of Series A-1 Preferred Stock or Series A-1 NV Preferred Stock on the Closing Date.

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2.10.4 In the event of a conflict between the Payment Schedule and the provisions of this Agreement, the Payment Schedule (as may be adjusted upon the mutual agreement of the Company and Purchaser, if prior to or on the Closing Date, or the Sellers’ Representative and the Purchaser, if after the Closing Date, to correct any manifest errors) shall control. Notwithstanding anything to the contrary herein or in the Company’s Organizational Documents, the Purchaser, Merger Sub, the Surviving Corporation, the Sellers’ Representative and the Paying Agent shall be entitled to rely on the Payment Schedule as conclusive evidence of amounts payable to the Sellers pursuant to this Agreement.

2.10.5 Transfers of Ownership. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Capital Stock thereafter on the records of the Company or the Surviving Corporation.

2.10.6 Escheat. Notwithstanding anything to the contrary in this Agreement, none of the Purchaser, the Surviving Corporation, the Escrow Agent, the Paying Agent, the Sellers’ Representative nor any Seller shall be liable to any Person for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.10.7 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, (a) contemporaneously with the Closing, the Company shall notify all its Stockholders who have not voted in favor of the Merger or consented thereto in writing prior to the Effective Time, of their appraisal rights under Section 262 of the DGCL, and (b) shares of Capital Stock (other than any such shares to be canceled pursuant to Section 2.6.2) outstanding immediately prior to the Effective Time and held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing and who properly demands appraisal for such shares in accordance with Section 262 of the DGCL, if such Section provides for appraisal rights for such shares in the Merger (any of such shares, “Dissenting Shares”), within 20 days (the “Final Dissent Date”) of receiving such written notice of appraisal rights under Section 262 of the DGCL, shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration unless and until such Stockholder fails to perfect or withdraws or otherwise loses such Stockholder’s right to appraisal and payment under Section 262 of the DGCL. If, after the Effective Time, any such Stockholder fails to perfect or withdraws or loses such Stockholder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such Stockholder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such Stockholder is entitled, without interest thereon. As soon as practicable following the Final Dissent Date, if after the Closing Date, the Purchaser shall cause the Surviving Corporation to give the Sellers’ Representative (a) reasonably prompt written notice of any demands received by the Surviving Corporation for appraisal of Capital Stock pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Surviving Corporation prior to the Final Dissent Date that relates to such demand, and (b) the opportunity to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of the Purchaser and the Sellers’ Representative, which consent will not be unreasonably withheld or delayed, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands after Closing, provided if the Surviving Corporation is solely responsible for such settlement payments and Purchaser waives in writing any rights against Sellers it may have under this Agreement in connection with such payment other than Purchaser’s rights under the Escrow Documents, the consent of the Sellers’ Representative will not be necessary.

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2.11 Estimated Merger Consideration. At least two (2) Business Days prior to the Closing, the Company shall estimate in good faith the amount of the Closing Cash, Closing Indebtedness, Closing Working Capital and Unpaid Selling Expenses, respectively, and shall deliver to Purchaser a certificate (the “Closing Certificate”) setting forth such estimates, together with its calculation of the Estimated Merger Consideration. As used herein, “Estimated Closing Cash,” “Estimated Closing Indebtedness,” “Estimated Closing Working Capital” and “Estimated Unpaid Selling Expenses” mean the estimates of the Closing Cash, Closing Indebtedness, Closing Working Capital and Unpaid Selling Expenses, respectively, set forth in the Closing Certificate and “Estimated Merger Consideration” means an amount equal to the Merger Consideration calculated as set forth herein, assuming for purposes of such calculation that the Closing Cash is equal to the Estimated Closing Cash, that the Closing Indebtedness is equal to the Estimated Closing Indebtedness, that the Closing Working Capital is equal to the Estimated Closing Working Capital and that the Unpaid Selling Expenses are equal to the Estimated Unpaid Selling Expenses. For the avoidance of doubt, adjustments shall be made to the Estimated Merger Consideration or the Merger Consideration with respect to the Estimated Closing Working Capital or the Closing Working Capital on a dollar for dollar basis if the Estimated Closing Working Capital is less than $0. The Closing Certificate shall (a) be prepared in accordance with GAAP and, except where inconsistent with GAAP, shall use the same accounting principles and practices the Company has used in the Financial Statements (b) be derived from the books and records (including the general ledgers) of the Company, and (c) properly reflect such books and records (including the general ledgers).

2.12 Reserved.

2.13 Representations and Warranties Insurance Policy. The Purchaser shall obtain the R&W Policy with respect to the representations and warranties of the Company in this Agreement in an amount to be agreed upon by the parties, and on terms reasonably acceptable to the parties, including that (i) the insurer shall have no, and shall waive and not pursue any and all subrogation rights against the Sellers except for fraud by the Sellers or the Company; (ii) the Sellers and the Purchasers are intended third party beneficiaries of such waiver; and (iii) neither party shall amend the R&W Policy in any manner adverse to the other party (including with respect to the subrogation provisions or the exclusion provisions) without the party’s prior written consent, which shall not be unreasonably withheld. All costs and expenses and other amounts incurred in connection with the R&W Policy, whether incurred prior to or after the Closing, shall be paid by the Purchaser.

2.14 Proceedings. Except as otherwise specifically provided for herein, all proceedings that will be taken and all documents that will be executed and delivered by the Parties on the Closing Date will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed taken nor any document executed and delivered until all such proceedings have been taken, and all such documents have been executed and delivered.

2.15 Exemption from Registration. Subject to Section 2.16, the MTBC Warrant Shares and the MTBC Preferred Stock to be issued in connection with the Merger shall be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act and, until such stock is registered pursuant to Section 2.16 may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other laws or pursuant to an exemption therefrom. The certificates issued by the Purchaser with respect to such securities issued hereunder, or if no certificates shall be issued, book entry notations evidencing the securities issued hereunder, shall be legended to the effect described above and shall include such additional legends as necessary to comply with applicable U.S. federal securities laws, and Blue Sky laws. The Company shall use commercially reasonable efforts to cause all stockholders of the Company to execute such documents as the Purchaser may reasonably determine to be necessary to ensure that the securities to be issued in connection with the Merger are issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act.

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2.16 Resale Registration.

2.16.1 As soon as practicable after the completion of the CareCloud 2019 audit by BDO, the Purchaser shall (i) prepare and file with (or confidentially submit to) the SEC a registration statement on an appropriate form (the “Registration Statement”) to register the MTBC Preferred Shares, and the securities underlying the MTBC Warrants (collectively, the “Registrable Securities”) under the Securities Act; and (ii) use its reasonable best efforts to cause such Registration Statement to be declared effective by the SEC as soon as practicable thereafter.

2.16.2 The Purchaser may postpone the filing or effectiveness of the Registration Statement if the Purchaser’s board of directors determines in its reasonable good faith judgment that such registration would (i) materially interfere with a significant acquisition, corporate organization, financing, securities offering or other similar transaction involving the Purchaser; (ii) require premature disclosure of material information that the Purchaser has a bona fide business purpose for preserving as confidential; or (iii) render the Purchaser unable to comply with requirements under the Securities Act or Exchange Act; provided that such postponement shall not extend for more than 30 consecutive days and shall not occur more than once in the following 90 day period, unless such postponement is due to circumstances outside of the Purchaser’s control.

2.16.3 In connection with any underwritten offering of Registrable Securities the Sellers’ Representative shall have the right to select the investment banker or bankers and managers to administer the offering, including the lead managing underwriter; provided that the selection of such investment banker or bankers and managers shall be subject to the approval of MTBC, which approval shall not be unreasonably withheld or delayed.

2.16.4 The Purchaser shall notify the Sellers’ Representative, promptly after the Purchaser receives notice thereof, of the time when such Registration Statement has been declared effective with the SEC.

2.16.5 The Purchaser shall use its reasonable best efforts to cause the Registrable Securities to be listed on each securities exchange on which the MTBC Warrant Shares and the MTBC Preferred Stock is then listed.

2.16.6 The Purchaser shall advise the Sellers’ Representative, promptly after it shall receive notice, of the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

2.16.7 The Purchaser shall pay all expenses relating to the registration of the Registrable Securities, including fees relating to filings required to be made with, or the listing of any Registrable Securities on, any securities exchange or over-the-counter trading market on which the Registrable Securities are listed or quoted. Notwithstanding the foregoing, the Purchaser shall not pay the fees and costs of underwriters, bankers, or counsel for the holders of the Registrable Securities.

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2.16.8 The holders of the Registrable Securities shall furnish to the Purchaser in writing such information as the Purchaser reasonably requests for use in connection with the Registration Statement. To the extent permitted by law, each holder of the Registrable Securities shall indemnify and hold harmless, the Purchaser, and its officers and directors against any losses, claims, actions, damages, liabilities or expenses resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, or any prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) related to such information provided by the holders in connection therewith or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, preliminary prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such holder and included by Purchaser in the Registration Statement or any of the aforementioned documents; provided, that the holders’ obligation to indemnify shall be several, not joint and several, for each holder and shall not exceed an amount equal to the net proceeds (after fees, commissions or discounts) actually received by such holder from the sale of Registrable Securities pursuant to the Registration Statement.

2.16.9 The Purchaser covenants that it will use its commercially reasonable best efforts to (a) make and keep current public information regarding the Purchaser available as those terms are defined in Rule 144, (b) file in a timely manner any reports and documents required to be filed by it under the Securities Act and the Exchange Act, (c) furnish to the Seller’s Representative forthwith upon request (i) a written statement by the Purchaser as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), and (ii) a copy of the most recent annual or quarterly report of the Purchaser and such other reports and documents so filed by the Purchaser, and (d) take such further action as the Seller’s Representative may reasonably request, all to the extent required from time to time to enable the Seller’s Representative to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

III. REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

The representations and warranties contained in this Article III are the sole and exclusive representations and warranties of the Company under this Agreement. The Company hereby represents and warrants to the Purchaser, as of the date hereof, as follows, with each such representation and warranty subject to such exceptions, if any, as are set forth in the disclosure schedule of the Company (the “Disclosure Schedule”). Disclosures in any section or subsection of the Disclosure Schedule shall not only address the corresponding Section or subsection of this Agreement, but also other Sections or subsections of this Agreement to the extent that it is readily apparent that such disclosure is applicable to such other Sections or subsections.

3.1 Existence and Qualification. The Company is a corporation duly formed, validly existing, and in good standing under the Laws of the State of Delaware. The Company has the requisite entity power and authority and all Permits required to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its respective businesses as presently conducted. Schedule 3.1 sets forth each jurisdiction in which the Company is licensed or qualified to do business. The Company is duly licensed or qualified to conduct business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The Company has made available to the Purchaser true and complete copies of its Organizational Documents. The Company is not in violation of any material provision of its Organizational Documents.

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3.2 Authorization; Board Approval.

3.2.1 The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party and, subject to, in the case of the consummation of the Merger, the adoption of this Agreement by the affirmative vote or consent of the holders of (i) majority of the outstanding shares of Series A-1 Preferred Stock, voting together on an as-converted to Common Stock basis and (ii) a majority of the outstanding shares of Class A Common Stock and the Series A-1 Preferred Stock, voting together on an as-converted to Common Stock basis (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Capital Stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement and each Ancillary Agreement to which the Company is or will be a party has been or will be duly authorized, executed and delivered by the Company, and once executed, will constitute a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). No other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote.

3.2.2 The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held, or by unanimous written consent in accordance with Section 228 of the DGCL and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt the “agreement of merger” set forth in this Agreement and directed that such matter be submitted for consideration of the Stockholders at the meeting of the Stockholders.

3.2.3 Certain Stockholders will not receive, and none of the Optionholders and Warrant Holders will receive, any of the Closing Payments for their respective securities. Notwithstanding the foregoing, the allocation of the Closing Payments to be allocated to each of the Stockholders, Optionholders and Warrant Holders in exchange for their respective securities in the Company represents the fair value of those securities and is not less than the amount that each such security holder would reasonably expect to receive in an arm’s-length sale of the Company at its fair market value. There are no Stockholders that have informed the Company or the Company Board that they believe the allocation of the Closing Payments is unfair, and to the Knowledge of the Company, no Stockholder intends to exercise its appraisal rights under the DGCL in connection with the transactions contemplated hereby.

3.3 Non-Contravention; Consents; Restrictive Documents.

3.3.1 The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is, as contemplated by this Agreement, to become a party, did not and will not (a) violate the Organizational Documents of the Company, (b) violate any Laws applicable to the Company, or by which any of its assets and properties are bound, (c) conflict with or result in a violation of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any material Permits, (d) materially violate, materially conflict with or result in a material breach of, constitute a material default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Material Contract, (e) materially violate, conflict with or result in a material breach of, constitute a material default under, or materially violate any right under, any of the terms, conditions or provisions of any shareholder agreement, voting agreement, investor rights agreement, warrant agreement, or any right otherwise held by the holder of any stocks, warrants, or options of the Company; or (f) result in the creation or imposition of any material Lien (other than Permitted Liens) on any asset of the Company.

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3.3.2 The Company is not subject to, or a party to, any charter, bylaw, mortgage, Lien, lease, Permit, instrument, Law, Order, or any other restriction of any kind or character, that (a) has had or would reasonably be expected to have a Material Adverse Effect or (b) would prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or compliance by the Company with the terms, conditions and provisions of this Agreement and the Ancillary Agreements to which the Company is, as contemplated by this Agreement, to become a party.

3.3.3 The HSR Act, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, require any consent, approval, clearance, order or authorization of, or registration, declaration or filing with, any Governmental Authority.

3.4 Capitalization.

3.4.1 The authorized capital stock of the Company consists of (a) 62,071,431 shares of Common Stock, of which (i) 60,000,000 are designated Class A Common Stock, 804,970 of which are issued and outstanding and (ii) 2,071, 431 are designated Class B Common Stock, 23,283 of which are issued and outstanding, (b) 40,081,778 shares of Series A-1 Preferred Stock, 35,521,778 of which are issued and outstanding, and (c) 2,048,148 shares of Series A-1 NV Preferred Stock, all of which are issued and outstanding. There are no authorized or outstanding (i) other equity securities of the Company, or (ii) options, warrants, or other rights to purchase or acquire from the Company, or obligations of the Company to issue, any equity securities (collectively, the “Company Securities”).

3.4.2 Schedule 3.4.2 sets forth, as of the date hereof, the name of each Person that is the registered owner of any Company Securities and the number and type of Company Securities owned by such Person.

3.4.3 The Company Securities are not subject to any voting trust agreement, member agreements, registration rights agreements, buy sell agreements or other Contract, option, proxy, pledge, right of first refusal or preemptive right, including any Contract restricting or otherwise relating to the ownership, voting rights, distribution rights, or disposition thereof. At the Closing, the Purchaser will acquire good title to the Company Securities free and clear of Liens.

3.4.4 There is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any Company Securities.

3.4.5 All issued and outstanding Company Securities, and all shares of capital stock which may be issued pursuant to the exercise of Company Securities, when issued in accordance with the applicable security, are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Organizational Documents or any agreement to which the Company is a party; and (iii) free of any encumbrances created by the Company in respect thereof. All issued and outstanding Company Securities were issued in compliance with applicable Law.

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3.4.6 The Company Securities are not subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

3.4.7 All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Organizational Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

3.4.8 The Company does not own or hold, directly or indirectly, shares of capital stock, equity interests, or other securities of any Subsidiary of the Company, or (b) options, warrants, or other rights to purchase or acquire shares of capital stock, equity interests, or other securities from any Subsidiary of the Company.

3.5 Financial Statements; Company’s Books. The Company has made available to the Purchaser complete copies of the Financial Statements. The Financial Statements (a) have been prepared in all material respects in accordance with GAAP, (b) reflect the consistent application of accounting principles throughout the periods involved, (c) have been prepared using the same accounting principles and practices as the Company has used historically, and (d) fairly present in all material respects the financial position of the Company at the dates thereof and the results of the operations, changes in owners’ equity, and statement of cash flows of the Company for the periods indicated (subject in the case of unaudited statements to recurring accounting adjustments normal in nature and amount, the effect of which will not be materially adverse, and the absence of footnote disclosures and other presentation items required by GAAP, that, if presented, would not differ materially from those presented in audited Financial Statements). The Company maintains a standard system of accounting that is established and administered in accordance with GAAP.

3.5.1 Auditor’s Reports. Prior to Closing, the Company has made available to the Purchaser the audited balance sheets of the Company as of December 31, 2018, and December 31, 2017, together with the related statements of operations and statement of cash flows for the years then ended, and the unaudited balance sheet of the Company as of September 30, 2019 together with the related statements of operations and statement of cash flows for the nine month periods ending on September 30, 2018 and September 30, 2019. The Company shall provide consent from BDO USA, LLP (“BDO”) that Purchaser may incorporate such statements as required in SEC filings.

3.6 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

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3.7 Tax Matters.

3.7.1 All Federal, state, local and foreign income Tax Returns and all other material Tax Returns required to be filed by the Company have been timely filed (taking into account any valid extensions). All such Tax Returns were true, correct and complete in all material respects. The Company has paid all material Taxes and estimated Taxes due and owing by or on behalf of the Company (whether or not shown on any Tax Return) as of the Closing.

3.7.2 There are no audits or proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company with respect to Taxes. No written claim has been made within the past five (5) years by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are not currently in force any waivers or agreements binding upon the Company for the extension of time for the assessment of any Tax (in each case, excluding extensions granted automatically under applicable Law).

3.7.3 The Company has properly withheld and/or paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Seller, employee, creditor, independent contractor, stockholder or other third party and all IRS forms required with respect thereto have been properly completed and timely filed, except where the failure to withhold such Taxes would not reasonably be expected to have a Material Adverse Effect.

3.7.4 The Company is not a party to or bound by any arrangement or agreement pursuant to which members of a combined, consolidated or unitary group of entities that pay Taxes on a group-wide basis provide for allocation or sharing of Tax liabilities and/or benefits (in each case, other than agreements where the principal purpose of which is unrelated to Taxes). The Company does not have any adjudicated liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor.

3.7.5 The Company has prepared its Financial Statements in accordance with GAAP, and accrued all liabilities for unpaid Taxes and other expenses through the date of the Financial Statements.

3.7.6 The Company has collected all material sales, value-added and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority (or has furnished properly completed exemption certificates and has maintained in all materials respects all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations).

3.7.7 The Company has provided to the Purchaser true, correct and complete copies of all Tax Returns, audit reports, correspondence with Tax authorities and similar documents (to which the Company has access) relating to the Tax Returns of the Company.

3.7.8 All Tax deficiencies asserted by a Governmental Authority against the Company have been paid in full, accrued on the books of the Company, as applicable, or finally settled.

3.7.9 There are no requests for rulings, outstanding subpoenas or requests for information, notices of proposed reassessment of any property owned or leased by the Company or any other matter pending between the Company and any Governmental Authority.

3.7.10 There are no Liens for Taxes with respect to the Company or the assets or properties of the Company, nor is there any Lien that is pending or, to the Knowledge of the Company, threatened.

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3.7.11 The Company has not been a member of an “affiliated group” of companies (within the meaning of Section 1504 of the Code) filing a consolidated federal income tax return (other than a group, the common parent of which was the Company).

3.7.12 The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement; or (ii) in a distribution which would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the transactions contemplated by this Agreement.

3.7.13 The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period after the date of this Agreement as a result of any (i) adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign tax Laws; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of national, provincial, territorial, state, local or foreign income Tax Law) executed on or prior to the date of this Agreement; (iii) installment sale or open transaction disposition made on or prior to the date of this Agreement; (iv) prepaid amount received on or prior to the date of this Agreement; (v) reserve claimed in respect of a taxation year ending prior to the date of this Agreement; (vi) any election (including a protective election) pursuant to Section 108(i) of the Code; or (vii) change in method of accounting for a Tax period ending on or prior to the Closing Date.

3.7.14 The Company has not, directly or indirectly, transferred property to or acquired property from a Person with whom it was not dealing at arm’s length for consideration other than consideration equal to the fair market value of the property at the time of the disposition or acquisition thereof and has complied with all material transfer pricing rules and requirements, including any disclosure, reporting and other similar requirements under Section 482 of the Code (or any corresponding provision of any state, local or foreign Tax Law).

3.7.15 The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3.7.16 The Company does not have a permanent establishment, office or other fixed place of business, outside of the United States.

3.7.17 None of the Tax Returns described herein contain any position which is or would be subject to penalties under Section 6662 of the Code (or any similar provision of national, provincial, territorial, state, local or foreign law) and the Treasury Regulations issued thereunder.

3.7.18 The Company has not at any time engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(b)(2)(A), and no IRS Form 8886 has been filed with respect to the Company, nor has the Company entered into any Tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax liability with respect to which there is a significant risk of challenge of such transaction by a Governmental Authority.

3.7.19 The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

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3.8 Absence of Certain Changes. Except as contemplated by this Agreement, since the Balance Sheet Date, the Company has conducted their business in the Ordinary Course and the Company has not:

3.8.1 amended or modified its governing or Organizational Documents;

3.8.2 split, combined or reclassified any shares of its capital stock;

3.8.3 issued, sold, or otherwise disposed of any of its capital stock or grant any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

3.8.4 declared or paid any dividends or distributions on or in respect of any of its capital stock or redeemed, purchased or acquired its capital stock;

3.8.5 entered into or materially modified (i) any employment, severance, or similar agreement with any director, manager, officer, or employee of such Company, (ii) any Plans, or (iii) any collective bargaining or other agreement with a Union, in each case whether written or oral;

3.8.6 entered into, materially modified, amended, extended or terminated, or waived, released, or assigned any rights or claims under, any Material Contract;

3.8.7 become aware of any acceleration, termination, material modification to or cancellation of any Material Contract;

3.8.8 made any material change in financial or Tax accounting methods or practices, except as required by an applicable Law or GAAP, or made, changed, revoked or modified any material Tax election, or changed its fiscal or Tax year;

3.8.9 made any material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

3.8.10 incurred, assumed or guaranteed any indebtedness for borrowed money except unsecured current obligations and liabilities incurred in the Ordinary Course;

3.8.11 paid, discharged, settled, or satisfied any material claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or any legal action for Damages, other than the payment, discharge, or satisfaction of (i) liabilities reflected or reserved against on the Balance Sheet, or (ii) liabilities incurred since the Balance Sheet Date in the Ordinary Course;

3.8.12 transferred, assigned, sold or otherwise disposed of any of the assets shown or reflected in the Balance Sheet;

3.8.13 transferred, assigned, or granted any license or sublicense under or with respect to any material Intellectual Property Rights, except non-exclusive licenses or sublicenses granted in the Ordinary Course;

3.8.14 become aware of any material damage, destruction or loss (whether or not covered by insurance) to its property;

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3.8.15 incurred or committed to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate exceeds $75,000;

3.8.16 become aware of the imposition of any encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

3.8.17 (i) granted any bonuses, whether monetary or otherwise, or increased in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable law, (ii) changed the terms of employment for any employee or any termination of any employees, for which the aggregate costs and expenses exceed $100,000 or (iii) took action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

3.8.18 made any loan to (or forgave any loan to), or entered into any other transaction with, any of its stockholders or current or former directors, officers and employees;

3.8.19 entered into a new line of business or abandoned or discontinued any existing lines of business;

3.8.20 adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

3.8.21 purchased, leased or otherwise acquired the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course;

3.8.22 acquired by merger or consolidated with, or purchased a substantial portion of the assets or stock of, or by any other manner, any business of any Person or any division thereof;

3.8.23 acted to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser in respect of any post-Closing Tax period;

3.8.24 become aware of any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

3.8.25 committed, agreed to, or contracted to do any of the foregoing.

3.9 Contracts.

3.9.1 Except (a) for this Agreement and the Ancillary Agreements, (b) as disclosed on Schedule 3.9.1, or (c) for any oral Contracts that were entered into in the Ordinary Course in connection with the employment by the Company of its employees and contractors (which employees and contractors, and their annual or other compensation, are disclosed on Schedule 3.19.2 and which oral Contracts are terminable by the Company at will without the payment of any material severance, penalty or other amount), the Company is not a party to or bound by any of the following agreements (whether written or oral):

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(a) any Contract involving aggregate annual consideration in excess of $50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(b) any partnership, joint venture, or other similar Contract, or any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise);

(c) any Contract for the payment of Indebtedness in excess of $100,000 (in any case, whether incurred, assumed, guaranteed, or secured by any asset);

(d) any Contract that provides for the indemnification by the Company of any Person other than those made in the Ordinary Course or the assumption of any Tax, environmental or other liability of any Person;

(e) any Contract in which the Company has agreed as part of a non-competition covenant to materially restrict its right to sell or distribute any of its products or merchandise or provide its services in any geographic area (excluding the impact of licensing agreements);

(f) any Contract with (i) any Seller or any of its Affiliates or (ii) any director or officer of the Company (other than for employment on customary terms);

(g) any employment, deferred compensation, severance, or bonus Contract in which the Company is obligated to pay sums in excess of $100,000 during the twelve-month period following the Agreement Date;

(h) any employment agreements and Contracts with independent contractors or consultants (or similar arrangements) which are not cancellable without material penalty or without more than 30 days’ notice;

(i) any Contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(j) any leases of Company Real Property or personal property of the Company under which the aggregate payments owed by the Company equal or exceed $25,000;

(k) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(l) any Contract for a collective bargaining agreement or other labor union Contract;

(m) any Contract in which the Company has (x) licensed any of Company’s Intellectual Property Rights to any other Person for any amount, or (y) has licensed any other Person’s Intellectual Property Rights under which the Company will receive or pay amounts in excess of $25,000 during the twelve-month period following the Agreement Date; in each case other than Incidental Licenses and licenses for commercial off-the-shelf software products and licenses for use of open source software; or

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(n) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.9.1.

3.9.2 Each Contract disclosed on Schedule 3.9.1 or required to be so disclosed (each a “Material Contract”) is a valid and binding Contract of the Company and is in full force and effect, and the Company is not, or to the Company’s Knowledge, any other party thereto is not, in default or breach, in any material respect, under the terms of any such Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. The Company has made available to the Purchaser or its Representatives true and complete copies of each Material Contract, including any amendments or addenda thereto. The Company has not received any written notice or other communication (in writing or otherwise), nor information indicating that any client may cease doing business with the Company or may otherwise reduce the volume of business or the fee for business transacted by such client with the Company below historical levels, including but not limited to, a change in the service, product, or line of services such client currently contracts for with Company.

3.10 Insurance Coverage. Schedule 3.10 sets forth a true and complete list of all insurance policies and fidelity bonds of the Company in force as the date of the Agreement Date (each a “Policy” and collectively, the “Policies”). The Company has delivered to the Purchaser a true and complete copy of each such Policy. All Policies are in full force and effect in accordance with their terms (and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement), there is no claim by the Company pending under any Policy as to which coverage has been questioned, denied or disputed by the issuers of such Policies or in respect of which there is an outstanding reservation of rights. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Policies. All premiums due on such Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Policy. The Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Policy. The Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

3.11 Litigation. There is no action, regulatory action, suit, audit, arbitration, or administrative or other legal proceeding or, to the Knowledge of the Company, investigation by any Governmental Authority or any Person pending or, to the Knowledge of the Company, threatened (a) against or by the Company affecting any of its respective properties or assets; (b) against or by the Company that would prevent or otherwise interfere with the ability of the Company to consummate the transactions contemplated by this Agreement, or to otherwise perform its obligations under this Agreement or any Ancillary Agreement to which the Company is or will be a party; or (c) against or by the Company that challenges or seeks to prevent, alter, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such proceeding. There are no outstanding Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

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3.12 Compliance with Applicable Laws. (a) The Company is not in material violation of any applicable Law or Order or has received written notice of the issuance or proposed issuance of any Order by any Governmental Authority concerning any actual violation or any alleged material violation of any Law or Order by the Company; (b) to the Company’s Knowledge, none of the Company’s customers are currently subject to or have received a written notice concerning a threatened claim, audit or review by a governmental or commercial payor; (c) all claims submitted to and payment received from any governmental or commercial payor by the Company have been done in compliance in all material respects with all applicable Laws; and (d) the Company has complied, and is now complying, with all Laws applicable to its properties, programs (including, without limitation, any customer referral and/or rewards programs), or assets.

3.13 Properties.

3.13.1 The Company does not own any Company Real Property. Schedule 3.13.1 sets forth a list of all Company Real Property leased by the Company (the “Leased Real Property”), including the landlord under each such Leased Real Property, the rental amount currently being paid, and the expiration of the term of each such Leased Real Property. Assuming good title in the landlord, all leases of Leased Real Property are valid, binding, and enforceable subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditor’s rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity) in accordance with their respective terms against the Company and, to the Company’s Knowledge, against each other party thereto; and the Company is a tenant or possessor in good standing thereunder and all rents currently due under such leases have been paid, except where the non-payment of any such rent would not reasonably be expected to have a Material Adverse Effect. The Company has delivered or made available to the Purchaser true, complete and correct copies of any leases affecting the Leased Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use and operation of the Leased Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. There are no actions, suits, investigations or administrative or other legal proceedings pending nor, to the Company’s Knowledge, threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

3.13.2 The Company has good and marketable title to all of its properties and assets, in each case, free and clear of all Liens, except for Permitted Liens.

3.13.3 The properties and assets of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such properties or assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost

3.14 Intellectual Property.

3.14.1 Schedule 3.14.1(a) sets forth a list of all of the Company’s (a) issued patents and pending patent applications, (b) domain names and registered trademarks and pending applications therefor, and (c) registered copyrights and applications therefor. Schedule 3.14.1(b) sets forth all material licenses and sublicenses as to which the Company is a party, other than Incidental Licenses and licenses and shrink wrap licenses for commercial off-the-shelf software products and licenses for use of open source software.

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3.14.2 Schedule 3.14.2 accurately identifies each product currently being marketed, distributed, provided, licensed, or sold by the Company (each, a “Company Product”)

3.14.3 The Company uses commercially available antivirus or security software to screen Company Products so that they do not contain any “viruses,” “worms,” “time-bombs,” “key-locks,” as these terms are generally understood, or any other software and/or devices that would disrupt or interfere with the operation of the Company Products or equipment upon which the Company Products operate (excluding license keys, user name/password authentication, time out devices and other similar mechanisms used by vendors). The Company Products operate materially in accordance with their published specifications, and meet in all materials respects all requirements under applicable Laws or specified by any Governmental Authority.

3.14.4 The marketing materials utilized by the Company, including content contained on www.carecloud.com, have contained only fair and accurate representations, are not materially misleading about the Company Products and the services provided by the Company, and have been developed and used in accordance with all applicable Laws and requirements by any Governmental Authority.

3.14.5 The Company owns and has the valid and enforceable right to use the Intellectual Property Rights that are owned or in-licensed by the Company, respectively, sufficient to conduct the business of the Company as currently conducted. The business of the Company as currently conducted does not infringe or misappropriate any Intellectual Property Rights of any third parties; provided, however, that this representation is made to Company’s actual knowledge with respect to patents and trademarks.

3.14.6 All of the Company’s Intellectual Property Rights are presumed valid (or applied for) and enforceable (assuming registration where required for enforcement). The Company has taken steps to maintain the Company Intellectual Property as determined by Company in its reasonable business judgment and steps reasonable under the circumstances to preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements except where failure to do so would not be material.

3.14.7 To the Company’s Knowledge, there is no infringement or misappropriation of, the Intellectual Property Rights or other proprietary rights of the Company. There are no actions, lawsuits or any administrative or other legal proceedings (including any opposition, cancellation, revocation, review or other proceeding), whether settled, pending or, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property of the Company or the Company’s right, title, or interest in or to any Company Intellectual Property other than office actions in the ordinary course of prosecution; or (iii) by the Company alleging any infringement, misappropriation or other violation by any Person of the Intellectual Property Rights of the Company. There is no particular reason to expect that any such action, lawsuit or any administrative or other legal proceeding is forthcoming.

3.14.8 Schedule 3.14.8 contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by the Company to any Person (other than sales commissions paid to employees and sales agents according to the Company’s standard commissions plan) upon or for the sale, or distribution of any Company Products or the use of any Company Intellectual Property.

3.14.9 Except as disclosed on Schedule 3.14.9:

(a) there are no claims or allegations pending against any third party that a Person is infringing on any Intellectual Property Rights owned by the Company; and

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(b) all registered patents, domain names, trademarks and copyrights, and applications to register trademarks and copyrights set forth on Schedule 3.14.1(a), are in effect and all renewal fees and other maintenance fees that fall due within 30 days of the Agreement Date have been paid; and

(c) the Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Company Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) assigns exclusive ownership of all Intellectual Property Rights invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Company Intellectual Property, to the extent such Intellectual Property Rights does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Company Intellectual Property, to the extent permitted by applicable Law; and

(d) the Company has at all times maintained appropriate privacy policies and internal practices for a company in the same industry with similar resources in the collection, storage, use and protection of customer and patient personal information, except where failure to do so would not be material, and, there have been no breaches of such security measures.

3.15 Environmental Matters.

3.15.1 Except as disclosed on Schedule 3.15.1:

(a) During the period in which the Company was a tenant thereon, to the Knowledge of the Company, Constituent of Concern have not been generated, recycled, used, treated, or stored on, transported to or from, or released or disposed on, the Leased Real Property by the Company or, to the Knowledge of the Company, by any other third party, except in a manner which would not reasonably be expected to have any Material Adverse Effect;

(b) the Company is in compliance in all material respects with all applicable Environmental Laws and hold and are in compliance with all necessary Environmental Permits, all of which Environmental Permits have been provided to the Purchaser prior to the date hereof and are listed on Schedule 3.15.1(b), and all of which are in full force and effect;

(c) there are no pending or, to the Knowledge of the Company, threatened Environmental Claims against the Company or the Leased Real Property;

(d) to the Knowledge of the Company, there are no hazardous (i) underground storage tanks or dumps, (ii) landfills, (iii) other systems for the treatment, storage, or disposal of Constituent of Concern, (iv) asbestos or (v) polychlorinated biphenyls at, on, in, or under the Leased Real Property; and

(e) the Company has not entered into a Contract or consent Order assuming any liability or obligation under any Environmental Law (including any obligation to remediate any Environmental Condition caused by the Company).

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3.15.2 With respect to the Leased Real Property, the Company has made available to the Purchaser true and complete copies of all applicable environmental investigations, studies, audits, tests, reviews or other analyses performed by or on behalf of the Company.

3.15.3 The Company is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the release or regulation of Constituent of Concern that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

3.16 Customers and Suppliers; Prospective Customers.

3.16.1 Schedule 3.16.1 sets forth (i) each customer who has paid or been invoiced an aggregate amount to the Company for goods or services rendered in an amount greater than or equal to $50,000 during the most recent fiscal year, or otherwise anticipated to generate at least $10,000 in revenue in the aggregate over the twelve month period following the Closing (collectively, the “Material Customers”); and (ii) the amount of consideration paid by or invoiced to each Material Customer during such periods. The Company has not received any written notice, or other communication (in writing or otherwise), and has no reason to believe that, any of its Material Customers has ceased, or intends to cease after the Closing, to use the Company Products or services or to otherwise terminate or materially reduce, alter or otherwise amend its relationship with the Company.

3.16.2 Schedule 3.16.2 sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any written notice, and none of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce, alter or otherwise amend its relationship with the Company.

3.16.3 Schedule 3.16.3 sets forth the Company’s pipeline of prospective customers as of December 31, 2019.

3.17 Plans and Material Documents.

3.17.1 Schedule 3.17.1 sets forth a list of all material employee benefit plans (as defined in Section 3(3) of ERISA), and all other written (or if not in writing, a written summary of all material plan terms) and material compensation or benefit plans, programs, or Contracts, whether or not Tax-qualified and whether or not subject to ERISA, with respect to which the Company has any obligation or liability to contribute or that are maintained, contributed to, or sponsored by the Company for the benefit of any current or former employee, officer, or director of the Company (collectively, the “Plans”) during the two-year period immediately preceding the Agreement Date. The Company has delivered to the Purchaser a true and complete copy of each such Plan.

3.17.2 None of the Plans (a) is a plan that is or has been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (b) is a “multiemployer plan” as defined in Section 3(37) of ERISA, (c) is a plan maintained in connection with a trust described in Section 501(c)(9) of the Code, or (d) provides for or promises retiree medical or life insurance benefits to any current or former employee, officer, director, Seller, as applicable, of the Company, or any ERISA Affiliate of the Company, except to the extent required by Law. Each of the Plans is subject only to the federal or applicable state Laws of the United States or a political subdivision thereof.

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3.17.3 Each Plan is in compliance in all material respects with, and has for all relevant periods been operated in all material respects in accordance with, its terms and the requirements of all applicable Laws. No action, suit, claim, or proceeding is pending or, to the Company’s Knowledge, threatened with respect to any Plan (other than routine claims for benefits in the Ordinary Course), and no fact or event exists that could reasonably give rise to any such action, suit, or claim (other than routine claims for benefits in the Ordinary Course).

3.17.4 Each Plan that is intended to be qualified or exempt from taxation under Sections 401(a), 401(k), or 501(a) of the Code is so qualified and has either received a favorable determination, advisory, or opinion letter from the IRS that it is so qualified or exempt or is established on a pre-approved form of plan document that has received a favorable review or opinion letter from the IRS that such form of plan document is so qualified or exempt.

3.17.5 Neither the Company nor any ERISA Affiliate of the Company, has incurred or reasonably expects to incur any material liability relating to Title I or Title IV of ERISA (other than for the payment of premiums to the Pension Benefit Guaranty Corporation).

3.17.6 All contributions, premiums, or payments required to be made with respect to each Plan have been made on or before their due dates (including any extensions) and within the applicable time required by the Plan and applicable Law except as would not have a Material Adverse Effect. All such contributions have, where applicable, been fully deducted for income Tax purposes and, no such deduction has been challenged or disallowed by any Governmental Authority.

3.17.7 There has been no amendment to, interpretation of, or announcement by the Company or any ERISA Affiliate of the Company relating to, or change in employee participation or coverage under, any Plan, individually or in the aggregate, that would materially increase the expense of maintaining such Plan above the level of the expense incurred with respect thereto for the most recent fiscal year ended prior to the date of this Agreement. Each Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without liability to the Purchaser, the Company or any ERISA Affiliate of the Company (other than administration expenses in the Ordinary Course or with respect to benefits previously earned, vested, or accrued thereunder).

3.17.8 No employee or former employee of the Company is, or will become, entitled to any bonus, retirement, severance, job security, or similar or enhanced benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement or any of the Ancillary Agreements. The consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements will not result in any modification to the service credits accrued by any employee or former employee under any of the Plans, assuming that all such Plans remain in effect without modification after the Closing.

3.17.9 The Company is not party to any Contract or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each nonqualified deferred compensation plan identified on Schedule 3.17.9, if any, is in compliance with Section 409A of the Code and the United States Treasury Regulations thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred pursuant to Section 409A of the Code.

3.17.10 The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

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3.18 Interests in Counterparties and Others. To the Knowledge of the Company, no Seller and no other officer or director of the Company possesses any material ownership or pecuniary interest in, or is a trustee, director, manager, officer, Affiliate, or employee of, any Person that is a seller to, or supplier, lessor, lessee, licensor, or competitor of the Company, including any counterparty to any Material Contract. The ownership of five percent (5%) or less of any class of securities of a Person whose securities are registered under the Exchange Act will not be deemed to be an ownership interest for purposes of this Section 3.18.

3.19 Relationships; Employee Compensation.

3.19.1 Except for employment or independent contractor agreements specifically set forth on Schedule 3.19.1, no Seller, officer, or director of the Company, and to the Knowledge of the Company, no employee or independent contractor who receives annual compensation (including base salary or wage rate and all forms of incentive compensation) or fees in excess of $25,000 per year, is a party to or is otherwise bound by any Contract, including any confidentiality, non-competition, or proprietary rights Contract, between such employee, independent contractor, Seller, officer, or director, on the one hand, and any other Person, on the other hand, that has had or could reasonably be expected to have had a material effect on (a) the ability of the Company to conduct its businesses in the Ordinary Course or (b) the ability of the Company to conduct its businesses after the Closing in a manner consistent with the conduct of such businesses by the Company prior to the Closing.

3.19.2 Schedule 3.19.2 contains a list of true and complete information as to the name, current job title and compensation for all current employees, independent contractors and consultants of the Company. No current executive, key employee or independent contractor or group of employees or independent contractors, or consultant has given written notice of termination of employment or engagement, or otherwise disclosed to the Company any plans to terminate employment or engagement with the Company within the twelve (12) month period following the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Financial Statements and disclosed on Schedule 3.19.2) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

3.20 Other Employment Matters. (a) The Company is, and for the past three (3) years have been: in material compliance with all Laws respecting employment, employment practices and terms and conditions of employment, including minimum wage and overtime, classification and compensation of employees and independent contractors, wage payment, employee notification, leave, affirmative action, child labor, immigration, employment discrimination, disability rights, occupational health and safety, workers’ compensation and employee benefits Laws and has not received any notice of an investigation, audit, charge, citation, penalty, or assessment from any Governmental Authority, or of any claim, controversy, action, suit, litigation, arbitration, mediation, demand, complaint or other legal proceeding with respect to such labor and employment Laws; (b) no unfair labor practice charge or complaint or labor arbitration proceeding is pending or, to the Knowledge of the Company, threatened against the Company; and (c) during the past five years there have been no and there currently are no labor strike(s), dispute(s), slowdown(s), or work stoppage(s) pending or, to the Knowledge of the Company, threatened against or involving the Company. (i) No employee of the Company is represented by a Union, (ii) the Company is not a party to, or otherwise subject to, any collective bargaining agreement or other Contract with a Union, and no such Contract is being negotiated by the Company, (iii) no petition has been filed or proceedings instituted by or on behalf of an employee or group of employees of the Company with any labor relations board or other Governmental Authority seeking recognition of a bargaining representative, (iv) there is no effort currently being made or, to the Knowledge of the Company, threatened by, or on behalf of, any Union to organize any employees of the Company, and there have been no such efforts for the past five years, and (v) there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

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3.21 Licenses, Certifications and Permits.

3.21.1 Schedule 3.21.1 contains a list of each license, permit, provider number, certificate, approval, exemption, franchise, registration, variance, accreditation or authorization used for the operations of the business of the Company (collectively, the “Permits”). The Permits are all of the licenses, permits, provider numbers, certificates, approvals, franchises, registrations, accreditation and other authorizations as are required in order to enable the Company to conduct its businesses and to own, occupy and operate its property and assets as currently conducted, owned, occupied and operated. The Permits are valid and in full force and effect. All fees and charges with respect to such Permits that are due as of the date hereof have been paid in full. The Company has not received any written notice of any violations in respect of any Permits or any actual or possible revocation, withdrawal, suspension, cancellation, termination or material adverse modification thereof. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit listed on Schedule 3.21.1.

3.21.2 The Company holds all registrations, accreditations and other certifications required for the conduct of its business by any Governmental Authority or trade group, which are all valid and in full force and effect, and the Company operates in compliance in all respects with the terms and conditions of all such registrations, accreditations and certifications. The Company has not, since January 1, 2016, received any written notice alleging that it has failed to hold any such registration, accreditation or other certification or of any actual or possible revocation, withdrawal, suspension, cancellation, termination or material adverse modification thereof.

3.22 Books and Records. The minute books and stock record books of the Company, all of which have been made available to the Purchaser, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the Stockholders, the Company Board and any committees of the Company Board, and no meeting, or action taken by written consent, of any such Stockholders, Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

3.23 Finders’ Fees. Except for Canaccord Genuity LLC, there is no investment banker, broker, finder, or other intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission paid by the Company in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

3.24 Disclosure. No representation or warranty by or on behalf of the Company contained in this Agreement, nor any of the statements, certificates, documents or other items furnished or to be furnished at or prior to the Closing by or on behalf of the Company or the Sellers to the Purchaser or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or, omits or will omit to state any material fact required to make the statements contained herein or therein not misleading. To the Knowledge of the Company, there is no fact that has not been disclosed by the Company to Purchaser that might reasonably be expected to have or result in a Material Adverse Effect. Subject to Section 5.5, the Company has provided Purchaser and its Representatives with full and complete access to the Company and its Representatives, properties, offices, facilities, and books and records of the Company and all other information that Purchaser and its Representatives have requested in connection with their investigation of the Company and the transactions contemplated by this Agreement and the Ancillary Agreements.

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3.25 Investor Representations.

3.25.1 To the Knowledge of the Company, the Sellers have been advised and understand that the MTBC Securities pursuant to this Agreement have not been registered under the Securities Act, or registered or qualified under the securities laws of any other jurisdiction and are being sold in reliance upon an exemption from registration under such laws. The Sellers understand that they may not sell, pledge, hypothecate, dispose of, or otherwise transfer (a “Transfer”) such MTBC Securities unless they are subsequently registered and qualified under such laws or, in the opinion of counsel reasonably satisfactory to the Purchaser, an exemption from such registration and qualification is available.

3.25.2 To the Knowledge of the Company, each Seller is the sole and true party in interest, and is acquiring the MTBC Securities solely for his or her own account, not as a nominee, agent, or representative for any person, for investment purposes only, and not with an intent or a view to the sale or distribution of any part thereof within the meaning of Section 2(a)(11) of the Securities Act. To the Knowledge of the Company, the Sellers do not have any present intent of making a Transfer of, granting a participation in, or otherwise distributing the MTBC Securities in a manner contrary to the Securities Act or the securities laws of any other applicable jurisdictions, nor do the Sellers have any contract, undertaking, agreement, or arrangement with any person to Transfer, grant any participation in, or otherwise distribute any of the MTBC Securities to such person. To the Knowledge of the Company, the Sellers do not presently have any reason to anticipate any change in circumstances or other particular occasion or event which would cause the Sellers to need to sell the MTBC Securities, except in compliance with the terms of this Agreement, and the securities laws of all applicable jurisdictions.

3.25.3 To the Knowledge of the Company, Sellers have adequate means of providing for the Sellers’ current needs and possible personal contingencies; the Sellers can afford to bear the economic risk of holding the MTBC Securities for an indefinite period of time; and the Sellers have no need for liquidity in the Sellers’ investment in the MTBC Securities. To the Knowledge of the Company, each Seller has the net worth sufficient to bear the risks of and to sustain a complete loss of such Seller’s entire investment in the MTBC Securities.

3.25.4 The Sellers have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of the MTBC Securities.

3.25.5 The Sellers are aware and, understand that no federal or state agency has made any finding or determination as to the fairness of the offering of the MTBC Securities under this Agreement nor has made any recommendation or endorsement of the MTBC Securities.

3.25.6 The Sellers and the Sellers’ Representative (i) have been granted the opportunity to ask questions of, and receive answers from, representatives of the Purchaser concerning the Purchaser and the terms and conditions of the sale of the stock by the Purchaser; and (ii) have been given the opportunity to obtain any additional information which the Sellers or the Sellers’ Representative deem necessary to verify the accuracy of the information supplied to them. The Sellers have been furnished with all such requested information and all questions asked by the Sellers have been answered to the full satisfaction of the Sellers and the Sellers’ Representative.

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3.25.7 Each Seller acknowledges that the Purchaser is subject to the reporting requirements of the SEC and its securities are listed on NASDAQ. Each Seller agrees not to use any material non-public information about the Company, the Merger, or this Agreement to purchase, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of the Purchaser’s common stock, preferred stock, or other securities, warrants, or other forms of convertible securities outstanding or rights to acquire such securities.

3.26 Certain Payments, Etc. The Company has not, and no officer, employee, agent or other Person associated with or acting for or on behalf of the Company has, at any time, directly or indirectly: (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (c) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or (d) agreed, committed or offered (in writing or otherwise) to take any of the actions described in clauses “(a)”through “(d)”above.

IV. REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER AND MERGER SUB

Each of the Purchaser and Merger Sub represents and warrants to the Company as of the date hereof as follows:

4.1 Organization. Each of the Purchaser and Merger Sub is duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation. Each of the Purchaser and Merger Sub has the requisite corporate and authority, consents and approvals to acquire, purchase, and own the Capital Stock and operate the business of the Company. The Purchaser has made available to the Company true and complete copies of its and Merger Sub’s Organizational Documents. Neither the Purchaser nor Merger Sub is in violation of any provision of its Organizational Documents.

4.2 Authorization; Enforceability. The Purchaser’s and Merger Sub’s execution, delivery, and performance of this Agreement and each Ancillary Agreement to which the Purchaser and/or Merger Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby, are within the Purchaser’s and Merger Sub’s respective capacity, power, and authority and have been duly authorized by all necessary third party action. Each of the Purchaser and Merger Sub has all requisite capacity, power, and authority, as the case may be, to become a party to, and to consummate the transactions contemplated by, this Agreement and each Ancillary Agreement to which the Purchaser and/or Merger Sub is or will be a party. This Agreement and each Ancillary Agreement to which the Purchaser and/or Merger Sub is or will be a party has been or will be duly executed and delivered by the Purchaser and/or Merger Sub, as applicable, and once executed, will constitute a legal, valid, and binding agreement of the Purchaser and/or Merger Sub, as applicable, enforceable against the Purchaser and/or Merger Sub, as applicable, in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

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4.3 Non-Contravention. Neither Purchaser nor Merger Sub is subject to or obligated under its Organizational Documents, any applicable Law, or rule or regulation of any Governmental Authority, or any material agreement or instrument, or any license, franchise or Permit, or subject to any Order, writ, injunction or decree, which would be breached or violated in any material respect by Purchaser’s or Merger Sub’s execution, delivery or performance of this Agreement. Except for compliance with the requirements of the SEC, the National Association of Securities Dealers Automated Quotations (“NASDAQ”) no consent, approval, clearance, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to the Purchaser or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.4 MTBC Securities.

4.4.1 The authorized capital stock of the Company consists of (a) 29,000,000 shares of MTBC common stock, 12,237,687 shares of which were outstanding on December 16, 2019, and (b) 7,000,000 shares of Preferred Stock, par value $0.001 per share, of which 3,200,000 shares were designated MTBC Preferred Stock and 2,539,325 shares of MTBC Preferred Stock were outstanding on December 16, 2019. At the Effective Time, (i) the MTBC Preferred Shares and the MTBC Warrants will be validly issued, fully paid and nonassessable, and (ii) the MTBC Warrant Shares will be, and at all times until exercise of the MTBC Warrants will be, reserved solely for issuance upon exercise of the MTBC Warrants. Upon exercise of the MTBC Warrants in accordance with their terms, the MTBC Warrant Shares will be validly issued, fully paid and nonassessable, and free and clear of restrictions on transfer.

4.5 Filings. Purchaser has timely filed with the SEC each report or other document that it is required to file pursuant to the Exchange Act and to the Knowledge of Purchaser, no such report or document, as of the date it was so filed, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (all of the foregoing filed prior to the date hereof, as each may have been amended, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Purchaser included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with the generally accepted accounting principles in the United States of America during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects Purchaser’ financial position as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year end audit adjustments) which will not be material either individually or in the aggregate.

4.6 Litigation. There is no action, suit, arbitration, or administrative or other proceeding pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser, and the Purchaser is not subject to or bound by any Order, that would prevent or otherwise interfere with the ability of the Purchaser to consummate the transactions contemplated by this Agreement, or to otherwise perform its obligations under this Agreement or any Ancillary Agreement to which the Purchaser is or will be a party.

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4.7 Finders’ Fees. There is no investment banker, broker, finder, or other intermediary that has been retained by or is authorized to act on behalf of the Purchaser or any Affiliate thereof, who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement. All amounts disclosed on Schedule 4.7 or required to be paid to the investment banker, broker, finder or other intermediary identified thereon shall be paid by the Purchaser.

4.8 Activities of Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

4.9 Financing. The Purchaser has, and will have on the Closing Date and at all times during the period beginning on the date hereof and ending on the Closing Date, sufficient cash in hand that is available to consummate the transactions contemplated hereby, including to pay the Merger Consideration and the fees and expenses of the Purchaser related to the transactions contemplated hereby. There is no circumstance or condition that, to the Knowledge of Purchaser, individually or in the aggregate with all other circumstances or conditions, could reasonably be expected to prevent or substantially delay the availability of such funds at the Closing. The Purchaser acknowledges that its obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.

4.10 Purchaser’s Investigation. The Purchaser is a highly sophisticated purchaser and has on its own and through its Representatives conducted its own comprehensive investigation, due diligence, review, and analysis regarding the Company, the Sellers, and the transactions contemplated by this Agreement and the Ancillary Agreements. Based on the Company’s representations herein, Purchaser and its Representatives believe that they have been provided with full and complete access to the Representatives, properties, offices, facilities, and books and records of the Company and all other information that they have requested in connection with Purchaser’s investigation of the Company and the transactions contemplated by this Agreement and the Ancillary Agreements.

V. CERTAIN COVENANTS

5.1 Further Actions. From time to time, as and when reasonably requested by any Party to this Agreement, the other Parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as the requesting Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, in any such case, at the requesting Party’s sole cost and expense.

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5.2 Indemnification of Directors and Officers.

5.2.1 Following the Closing, the Purchaser shall cause the Surviving Corporation, to the fullest and in the manner required by the DGCL and as set forth in the Organizational Documents of the Surviving Corporation, to indemnify, defend, and hold harmless, each of the Company’s directors and officers against expenses (including reasonable attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. If the Purchaser, the Surviving Corporation, any Subsidiary of the Surviving Corporation or any of their successors or assigns (a) consolidates with or merges with or into any other Person and shall not be the continuing or surviving entity, partnership, or other entity of such consolidation or merger or (b) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or such Subsidiary assume the obligations set forth in this Section 5.2.2. For purposes of this Section 5.2.1, a “director” or “officer” of the Company includes any person who, prior to the Closing, (i) is or was a director or officer of the Company, or (ii) is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

5.2.2 Prior to Closing, the Company shall procure, at the sole cost and expense of the Purchaser, six-year tail coverage on the current officers’ and directors’ liability insurance policy covering the persons who were officers and directors at any time during the twelve month period prior to the Closing with respect to actions or omissions occurring prior to the Closing Date and three-year tail coverage on the current errors and omissions professional liability policy. Nothing in this Section 5.2.2 shall be deemed to create liability for the Company as they exist prior to Closing.

5.3 Conduct of Business of the Company. During the period from the date of this Agreement through the Closing, the Company will conduct its operations in the Ordinary Course, save and except for actions that are reasonably necessary to prepare for Closing or any post-Closing transition.

5.4 Exclusive Dealing. During the period from the Agreement Date to the earlier of the Closing or the termination of this Agreement in accordance with its terms, each of the Company and the Sellers shall not, and shall cause each Representative of the Sellers and the Company not to, (a) directly or indirectly solicit or encourage any inquiries or proposals for, or enter into or continue any discussions with respect to, the acquisition by any Person of any Capital Stock, any other securities of the Company, or all or a material part of the business or of the assets of the Company (an “Acquisition Transaction”), or (b) furnish or permit to be furnished any non-public information concerning the Company or its business and operations to any Person (other than Purchaser and its Representatives), other than information furnished in the ordinary course of business after prior written notice to and consultation with Purchaser. The Company shall promptly notify Purchaser of any inquiry or proposal received by the Company, the Sellers, Stockholders, or any Representative thereof with respect to any such Acquisition Transaction. The Company, the Sellers and their Representatives shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person other than the Purchaser in respect of any Acquisition Transaction.

5.5 Review of the Company. Prior to the Closing, the Company shall give the Purchaser, directly or through its Affiliates or Representatives, full access to the operations, books, Tax returns and records of the Company to the extent the Purchaser deems it necessary or advisable to have such access. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement. Notwithstanding the foregoing, (a) the Purchaser and its Representatives shall under no circumstance contact any employee, contractor, agent, supplier, or customer of the Company without the advance written consent of the Company and, if consent is given, only on such terms as are approved by the Company, with the understanding that the Company shall be involved in such process and that no information received from any such contact shall be relied upon as a representation or warranty; (b) any due diligence shall be conducted in a manner that is least disruptive to the operations and employees of the Company.

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5.6 Commercially Reasonable Actions; Regulatory Clearance.

5.6.1 Subject to the terms and conditions of this Agreement, from the Agreement Date to the Closing or the earlier termination of this Agreement pursuant to Section 8.1, each of the Purchaser, Merger Sub and the Company shall use its commercially reasonable efforts to comply with the covenants set forth in this Agreement; comply with all applicable Laws, Orders, and Permits; and cause to be done all other things reasonably necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement.

5.6.2 [Reserved]

5.6.3 Each Party shall (i) give the other Parties prompt notice of the commencement of any investigation, inquiry, or legal proceeding by or before any Governmental Authority with respect to the transactions contemplated hereby, (ii) keep the other Parties informed as to the status of any such investigation, inquiry, or legal proceeding and (iii) promptly inform the other Parties and provide them with copies of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the transactions contemplated hereby. Each Party shall consult and cooperate with the other Parties, and consider in good faith the views of the other Parties, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any inquiry, investigation, or legal proceeding by a Governmental Authority relating to the filings subject to this Section 5.6. Subject to reasonable confidentiality considerations, each Party shall provide to the other Parties, in advance and with a reasonable opportunity to review and comment thereon, copies of all communications to a Governmental Authority investigating the transactions contemplated hereby in connection with any of the filings subject to this Section 5.6. Each Party shall provide the other Parties with reasonable advance notice of any scheduled meetings, conferences, or other scheduled communications with a Governmental Authority investigating the transactions contemplated hereby in connection with the filings subject to this Section 5.6 and, unless prohibited by the Governmental Authority, shall permit the other Parties to attend and participate in such scheduled meetings, conferences, or other scheduled communications.

5.6.4 During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Closing, except as required by this Agreement, the Parties hereto shall not, without the prior written consent of the other parties hereto, engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into, that would materially impair or delay any Party’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder. Without limiting the generality of the foregoing, none of the parties hereto shall, directly or indirectly, acquire (via merger, consolidation, stock or asset purchase, or otherwise), or agree to so acquire, any material amounts of assets of, or any equity in, any other Person or any business or division thereof, unless that acquisition or agreement could not reasonably be expected to (i) materially increase the risk of not obtaining any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any waiting periods relating to the filings subject to this Section 5.6; or (ii) materially increase the risk of any Governmental Authority entering an order prohibiting, preventing, limiting, restricting, delaying, or otherwise restraining the consummation of the transactions contemplated by this Agreement, or of not being able to remove, or have lifted or vacated, any such order on appeal or otherwise.

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5.7 280G Covenant. To the extent required, prior to the Closing, the Company shall use commercially reasonable efforts to submit to the Stockholders, for approval (in a manner and with a disclosure document reasonably satisfactory to the Purchaser) by a vote of such Stockholders as is required pursuant to Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder (the “280G Stockholder Vote”), any such payments or other benefits that may, separately or in the aggregate, cause there to be “parachute payments” within the meaning of Section 280G of the Code and the Treasury Regulations thereunder (the “280G Payments”), such that, if the 280G Stockholder Vote is received approving the 280G Payments, such 280G Payments shall not cause there to be “excess parachute payments” under Section 280G of the Code and the Treasury Regulations thereunder. Prior to such 280G Stockholder Vote, the Company shall use commercially reasonable efforts to obtain, from each person whom the Company reasonably believes to be with respect to the Company a “disqualified individual” (as defined in Section 280G of the Code and the Treasury Regulations thereunder) and who might otherwise receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, a written waiver pursuant to which such person agrees to waive any and all right or entitlement to such parachute payment, to the extent such payment would cause any payment not to be deductible pursuant to Section 280G of the Code. Such waivers shall cease to have any force or effect with respect to any item covered thereby to the extent the 280G Stockholder Vote for such item is obtained.

5.8 Written Consent; Information Statement. Following the execution and delivery of the Agreement, the Company shall use its reasonable best efforts to diligently solicit the written consent of the Stockholders approving this Agreement and the transactions contemplated under this Agreement, including the Merger, in accordance with the Law and the Organizational Documents (the “Written Consent”). The Written Consent shall be accompanied by an information statement describing this Agreement, the Merger and the provisions of Section 262 of the DGCL.

5.9 Employee Covenants. For a period of twelve (12) months following the Closing Date, Purchaser shall provide, or shall cause to be provided, (a) to each Continuing Employee his or her base salary, base wages and commissions that are comparable to what is provided or made available to such Continuing Employee immediately prior to the Closing Date, and (b) Plans, programs, policies, and arrangements for Continuing Employees that are comparable in the aggregate as those provided under the applicable Plans, programs, policies, and arrangements of the Company and of the Purchaser in effect on the Closing Date for a period of twelve (12) months following the closing or until such time the Continuing Employee’s employment with Company terminates, whichever is sooner. Continuing Employees shall be deemed to have the same length of service for purposes of eligibility, vesting, and benefit accrual under each Plan, program, policy, or arrangement of the Purchaser or any of its Subsidiaries or Affiliates as such Continuing Employee had with the Company on the day immediately prior to the Closing Date. In addition, Purchaser shall provide, or cause to be provided, each Continuing Employee whose employment terminates without cause during the six (6) month period following the Closing Date with severance benefits required under applicable law. For purposes of this section, “Continuing Employees” means each person who is an employee of the Company on the day immediately prior to the Closing Date and who remains employed at the time of Closing. Notwithstanding the foregoing, any severance obligations accruing prior to the Closing shall remain obligations of Sellers and shall not transfer to Purchaser. Moreover, all change of control payment obligations, if any, with respect to the Transactions (including those severance and change of control obligations to Company’s CEO), shall be payable solely by Sellers. Notwithstanding the foregoing, the employment of each Continuing Employee is terminable by the Company at will.

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VI. CONDITIONS TO CLOSING

6.1 Conditions to Obligation of the Purchaser to Consummate the Closing. The obligations of the Purchaser to consummate the Closing are subject to the satisfaction or written waiver by Purchaser of the following conditions:

6.1.1 Representations, Warranties and Covenants. (a) the representations and warranties of the Company set forth in Article III shall have been true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date); and (b) the Company shall have complied in all material respects with all covenants in Article V.

6.1.2 No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date hereof.

6.1.3 Company’s Certificate. The Company shall have delivered to the Purchaser a certificate from an officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 6.1.1 and 6.1.2 have been satisfied.

6.1.4 Officer’s Certificate. The Company shall have delivered to the Purchaser a certificate from an officer of the Company, dated as of the Closing Date, certifying (a) the Organizational Documents of the Company, which are attached to the certificate, are true and complete; (b) such Organizational Documents have been in full force and effect in the form attached to the certificate from and after the date of the adoption of the resolutions referred to in clause; (c) the resolutions adopted by Company Board and attached to the certificate authorizing the execution, delivery, and performance of this Agreement, the Ancillary Agreements, and the consummation of the transactions contemplated by this Agreement were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout or by unanimous written consent, remain in full force and effect and have not been amended, rescinded, or modified, except to the extent attached to the certificate; and (d) the Written Consent attached to the certificate was adopted by the Stockholders representing the Requisite Company Vote and remains in full force and effect and has not been amended, rescinded, or modified, except to the extent attached to the certificate.

6.1.5 No Injunction Order. No provision of any applicable Law and no Order or proceeding shall be in effect that shall prohibit the consummation of the Closing.

6.1.6 No Proceedings. No proceeding challenging this Agreement, the Ancillary Agreements, or the transactions contemplated by this Agreement or the Ancillary Agreements; seeking to prohibit or materially delay the Closing shall have been instituted before any Governmental Authority and be pending.

6.1.7 Ancillary Agreements. Execution and delivery of each of the Ancillary Agreements by the Company, the Sellers, and any other parties that are or will, as contemplated by this Agreement, become a party thereto.

6.1.8 Company Stockholder Approval. The Requisite Company Vote shall have been obtained.

6.1.9 Third Party Consents. All of the material consents, approvals, authorizations, exemptions, and waivers from or filings set forth on Schedule 6.1.9 shall have been obtained. Notwithstanding the foregoing, any consents, approvals, authorizations, exemptions, waivers, or filings required to be taken, made, or obtained by the Company or the Sellers, but waived by the Purchaser, shall not be an unfulfilled condition hereunder.

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6.1.10 Good Standing Certificate. The Company shall have delivered to the Purchaser good standing certificates (or equivalent documents) for the Company issued by each jurisdiction where the Company is incorporated or qualified to do business, dated within five days of the Closing.

6.1.11 Closing Certificate. The Company shall have delivered to the Purchaser the Closing Certificate.

6.1.12 Release of Liens. The Company shall have delivered the Payoff Letters with respect to each Closing Indebtedness payment, and each Payoff Letter shall provide that all Liens of the applicable lenders identified in such Payoff Letters on or against any assets or securities of the Company shall automatically be released, that such applicable lenders will file Uniform Commercial Code Termination Statements and will execute such other documents or endorsements as are necessary or appropriate to reflect the release of such Liens. After giving effect to the forgoing, there shall be no Liens on the Company’s assets other than Permitted Liens.

6.1.13 Board of Directors Resignations. The Company shall have delivered evidence of the resignation of the Company’s board of directors effective as of the Closing. Purchaser agrees to hold same in trust pending consummation of Closing as provided for in this Agreement, and further agrees to return such instruments to the Company in the event Closing does not occur as provided for in this Agreement.

6.2 Conditions to Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate the Closing is subject to the satisfaction or written waiver by the Company of the following conditions:

6.2.1 Representations, Warranties and Covenants. (a) the representations and warranties of the Purchaser and Merger Sub in Article IV shall have been true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date); and (b) each of the Purchaser and Merger Sub have complied in all material respects with all covenants in Article V;

6.2.2 Purchaser’s Certificate. The Purchaser shall have delivered to the Company a certificate from an officer of the Purchaser, dated as of the Closing Date, certifying that the conditions set forth in Sections 6.2.1 have been satisfied.

6.2.3 No Injunction Order. No provision of any applicable Law and no Order or proceeding shall be in effect that shall prohibit the consummation of the Closing.

6.2.4 Ancillary Agreements. Each of the Ancillary Agreements to which the Purchaser is a party shall have been executed and delivered by the Purchaser or its designee.

6.2.5 No Proceedings. No proceeding challenging this Agreement, the Ancillary Agreements, or the transactions contemplated by this Agreement or the Ancillary Agreements; seeking to prohibit or materially delay the Closing shall have been instituted by any Person before any Governmental Authority and be pending.

6.2.6 Company Stockholder Approval. The Requisite Company Vote shall have been obtained.

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6.2.7 Third Party Consents. All of the material consents, approvals, authorizations, exemptions, and waivers from or filings set forth on Schedule 6.2.7 shall have been obtained. Notwithstanding the foregoing, any consents, approvals, authorizations, exemptions, waivers, or filings required to be taken, made, or obtained by the Purchaser, but waived by the Company, shall not be an unfulfilled condition hereunder.

6.2.8 [Reserved]

6.2.9 R&W Policy. The Purchaser shall have bound the R&W Policy and delivered a copy of proof of insurance of the R&W Policy to the Company.

6.2.10 FIRPTA Certificate. The Purchaser shall have received a non-foreign person affidavit dated the Closing Date from the Seller’s Representative, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code.

6.2.11 Any condition specified in this Section 6.2 may be waived if consented to by the Company in writing.

VII. NO SURVIVAL; LIMITATIONS

7.1 No Survival. The representations and warranties contained in this Agreement or any other document, certificate or instrument delivered by the Company or the Sellers pursuant to this Agreement shall terminate at, and not survive, the Closing, and thereafter there will be no liability on the part of, nor will any claim be made by, any Party or any of their respective Affiliates in respect thereof. It is the express intent of the Parties that if the survival period of the representation and warranties is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 7.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

7.2 Liability. No Seller or any of its Non-Party Affiliates shall have any liability under this Agreement with respect to claims for any inaccuracy or breach of the representations and warranties set forth in this Agreement or any other document, certificate or instrument delivered by the Company or the Sellers pursuant to this Agreement or otherwise and pursuant to any theory of liability, including in law or equity, except in the event of fraud or willful misconduct committed by such Seller or its Non-Party Affiliates.

7.3 Exclusive Remedy. Notwithstanding anything herein to the contrary, the Parties hereto unconditionally and irrevocably agree that the sole and exclusive remedy for any claims (other than claims of fraud or willful misconduct against a party committing such fraud or willful misconduct) for any inaccuracy or breach of any representation or warranty of the Company in this Agreement will be to recover from the R&W Policy. Except as otherwise set forth in Section 8.1.3, each of the Parties, on behalf of itself and its equity owners, directors, managers, officers, employees, Subsidiaries, and Affiliates, covenants not to sue and agrees not to bring any actions or proceedings, at Law, equity, or otherwise, against any other Party or any Seller or their respective equity owners, directors, managers, officers, employees, Subsidiaries or Affiliates arising out of, concerning, or relating to any breached or alleged breach of a representation or warranty in this Agreement, provided that, for the avoidance of doubt, nothing contained in this Agreement shall be deemed or construed as to relieve or limit the liability of any party, its equity owners, directors, managers, officers, employees, Subsidiaries, or Affiliates from any liability or losses arising out of or resulting from fraud or willful misconduct committed by such party in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

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7.4 Escrow Documents. Nothing in this Article VII shall be deemed to limit the rights of the Purchaser, Surviving Corporation and their Affiliates to pursue their remedies against the Escrow Fund in accordance with the terms of the Escrow Documents; provided that in no event shall the liability arising pursuant to such Escrow Documents exceed the amount of the Escrow Fund.

VIII. MISCELLANEOUS.

8.1 Sellers’ Representative.

8.1.1 Except as otherwise provided in this Agreement, any right or action that may be taken at the election of the Sellers will be taken by the Sellers’ Representative on behalf thereof. The Sellers’ Representative may resign upon 20 days’ written notice. Upon its resignation, the holders of a majority of the voting power of the Company Securities at any time prior to the Closing or, if after Closing, persons who held a majority of the voting power of the Company Securities at Closing, may designate a successor Sellers’ Representative, subject to the approval of the selection of the successor Sellers’ Representative by Purchaser, such approval not to be unreasonably withheld.

8.1.2 Except as otherwise provided in this Agreement, any right or action that may be taken at the election of the Sellers will be taken by the Sellers’ Representative on behalf of the Sellers. By voting in favor of the adoption of this Agreement and the consummation of the transactions contemplated by the Agreement, or by participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with such transactions, each of the Sellers hereby irrevocably appoints (except if, and only if, a successor Sellers’ Representative is appointed pursuant to Section 8.1.1 by the requisite vote of the relevant holders of Company Securities) the Sellers’ Representative (and any successor chosen as Sellers’ Representative pursuant to Section 8.1.1) as the representative, agent and attorney-in-fact of each of the Sellers for the purposes of acting in the name and stead of such Seller and for all purposes in connection with this Agreement and the agreements ancillary hereto, including: (a) giving and receiving all notices permitted or required by this Agreement and acting on the Sellers’ behalf hereunder for all purposes in connection with this Agreement and the agreements ancillary hereto; (b) employing legal counsel on behalf of the Sellers; (c) paying any legal, accounting, investment banking, or any other fees and expenses incurred by the Sellers’ Representative on the Sellers’ behalf in consummating the transactions contemplated by this Agreement; (d) prosecuting, defending or settling claims arising under this Agreement; and (e) making, executing, acknowledging, and delivering all such Contracts, Orders, receipts, notices, requests, instructions, certificates, letters, and other writings, and in general doing all things and taking all actions, which the Sellers’ Representative in its sole discretion, may consider necessary or proper in the best interests of the Sellers in connection with or to carry out the terms of this Agreement, as fully as if such Sellers were personally present and acting. This power of attorney and all authority conferred hereby is granted and conferred in consideration of those interests and for the purpose of completing the transactions contemplated hereby, and this power of attorney and all authority conferred hereby shall be irrevocable and shall not be terminated by the Sellers or by operation of Law, whether by the termination of the Sellers’ Representative or by the occurrence of any other event. If any Seller who is an individual should die or become incompetent or incapacitated, any Seller that is a legal entity should be dissolved, liquidated, or wound up, or any other similar event should occur before the delivery of certificates or other instruments of transfer representing shares of Capital Stock pursuant to this Agreement, such certificates and instruments shall nevertheless be delivered by or on behalf of such Seller in accordance with the terms and conditions of this Agreement, and all actions taken by the Sellers’ Representative pursuant to this Agreement shall be as valid as if such death, incompetence, incapacity, dissolution, termination, winding up, or other similar event had not occurred, regardless of whether the Purchaser or the Sellers’ Representative has received notice of such death, incompetence, incapacity, dissolution, termination, winding up, or other similar event.

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8.1.3 The Sellers’ Representative will incur no liability of any kind to the Sellers with respect to any action or omission by the Sellers’ Representative in connection with the Sellers’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Sellers’ Representative’s gross negligence or willful misconduct. The Sellers’ Representative shall not be liable to the Sellers for any action or omission pursuant to the advice of counsel. The Sellers will indemnify, defend and hold harmless the Sellers’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Sellers’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Sellers’ Representative, the Sellers’ Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Sellers’ Representative by the Sellers, any such Representative Losses may be recovered by the Sellers’ Representative from the Escrow Fund at such time as remaining amounts are distributed to the Sellers; provided, that while this section allows the Sellers’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Sellers’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Sellers’ Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Sellers’ Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Sellers’ Representative or the termination of this Agreement.

8.1.4 [Reserved]

8.1.5 Upon the Closing, the Purchaser shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by Sellers’ Representative, as being fully binding upon such Person. Notices or communications to or from Sellers’ Representative after Closing shall constitute notice to or from each of the Sellers. After Closing, any decision or action by Sellers’ Representative hereunder, including any agreement between Sellers’ Representative and Purchaser relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Sellers and shall be final, binding and conclusive upon each such Person. No Seller shall have the right to object to, dissent from, protest or otherwise contest the same.

8.1.6 The provisions of this Section 8.1 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, and successors of each Seller, and any references in this Agreement to a Seller shall mean and include the successors to such Seller’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

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8.2 Expenses. The Purchaser will pay or cause to be paid the fees and expenses incurred by the Purchaser (and its Affiliates) in connection with (i) the transactions contemplated by this Agreement or relating to the negotiation, preparation, or execution of this Agreement or any documents or agreements contemplated by this Agreement (including the fees and expenses of the Escrow Agent); and (ii) the performance or consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, all expenses of the Paying Agent, whether incurred before, on or after the Closing, and all such expenses incurred by the Company on or prior to the Closing, whether or not assumed by the Surviving Corporation by operation or law, shall remain the sole responsibility of the Sellers. Notwithstanding any other provision of this Agreement to the contrary, the terms of this Section 8.2 shall survive any termination of this Agreement.

8.3 Press Release and Announcements. No press releases related to this Agreement or the transactions contemplated by this Agreement will be issued or released without the consent of the Purchaser and the Company. Notwithstanding the foregoing, the Purchaser shall be permitted to make all disclosures required by law to be made by the Purchaser as a publicly traded company, and provided further, that, each Seller that is a private equity fund may provide information about the subject matter of this Agreement and the Company (including its performance and improvements) to current, former, future or prospective limited partners or other investors in connection with their ordinary course business operations, including fund raising, marketing, information or reporting activities, but only to the extent that such limited partners or other investors are party to a confidentiality agreement or similar agreement that obligates such limited partner or investor to keep such information confidential and restricts such limited partner or investor from trading securities on such information and, after Closing and the public announcement of the Merger, the Sellers’ Representative shall be permitted to publicly announce that it has been engaged to serve as the Sellers’ Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein and it has been approved by the Company and Purchaser.

8.4 Notices. Any notice, request, instruction, or other document required or permitted to be given under this Agreement must be in writing and must be given to such Person at its address set forth in Annex II attached to this Agreement or to such other address as the Person to whom notice is to be given may provide in a written notice to the Person giving such notice. Each such notice, request, or other communication will be effective (a) if given by certified mail, return receipt requested, with postage prepaid addressed as aforesaid, upon receipt (and refusal of receipt shall constitute receipt); (b) one (1) Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery; or (c) on the date sent if sent by electronic mail or facsimile transmission, receipt confirmed in each case (refusal to send such receipt constituting receipt), with a copy contemporaneously being sent pursuant to clauses (a) or (b) above.

8.5 Termination.

8.5.1 This Agreement may be terminated at any time prior to the Closing as follows:

(a) by the written consent of both the Purchaser and the Company;

(b) by the Purchaser, in the event of any material breach by the Company of (i) Section 5.4, and/or (ii) any other covenant, representation, or warranty contained in this Agreement that prevents the satisfaction of any condition set forth in Article VI to the obligation of the Purchaser to consummate the Closing, and such breach has not been either (a) waived by the Purchaser or (b) cannot be or has not been cured by the Company by ten (10) Business Days after receipt of written notice thereof from the Purchaser of such breach (which notice shall have, if the Closing Date is less than ten Business Days away, the effect of extending the Closing Date to allow for ten Business Days to elapse for Company to cure such breach,) then Purchaser may pursue any appropriate remedies available under contract, law or equity principles; provided that the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 8.5.1(b) if the Purchaser is then in material breach of this Agreement;

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(c) by the Company, in the event of any material breach by the Purchaser of any covenant, representation, or warranty contained in this Agreement that prevents the satisfaction of any condition to the obligation of the Company to consummate the Closing, and such breach has not been either (a) waived by the Company or (b) cannot be or has not been cured by the Purchaser by ten (10) Business Days after receipt of written notice thereof from the Company of such breach (which notice shall have, if the Closing Date is less than ten Business Days away, the effect of extending the Closing Date to allow for ten Business Days to elapse for the Purchaser to cure such breach), then Company may pursue any appropriate remedies available under contract, law or equity principles; provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.5.1(c) if the Company is then in material breach of this Agreement;

(d) the Purchaser or the Company if the transactions contemplated hereby have not been consummated by January 15, 2020, or such other day as mutually agreed upon by the Parties. In the event that the Closing is not consummated by the date set forth herein, either Party, to the extent such Party is not in material breach of any covenant, representation, or warranty contained in this Agreement that prevents the satisfaction of any condition to the obligation of such Party to consummate the Closing, shall serve a notification of time is of the essence to the other Party, demanding consummation within fifteen (15) days thereof. Subject to the foregoing sentence, in the event that the transactions are not consummated by such date as specified in the notification of time is of the essence, the Agreement shall be deemed terminated by the demanding Party.

(i) If Company is the demanding Party pursuant to this Section 8.6.1(e), and consummation of the transactions fails to occur due to actions or inactions by Purchaser, then Company may pursue any appropriate remedies available under contract, law or equity principles; provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.6.1(d) if the Company is then in material breach of this Agreement; or

(ii) If Purchaser is the demanding Party pursuant to this Section 8.6.1(d), and consummation of the transactions fails to occur due to actions or inactions by Company, then Purchaser may pursue any appropriate remedies available under contract, law or equity principles; provided that the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 8.6.1(d) if the Purchaser is then in material breach of this Agreement.

8.5.2 If this Agreement is terminated pursuant to Section 8.5.1, and except as otherwise provided in any specific provision of this Agreement to the contrary, all further obligations of the Parties under this Agreement will terminate without further liability or obligation on the part of any Party; provided, however, the obligations of the Parties set forth in Section 8.1.3 and this Section 8.5.2 shall survive any such termination and shall be enforceable hereunder. Nothing in this Section 8.5.2 will relieve any Party of liability for breach of this Agreement occurring prior to any termination, or for breach of any provision of this Agreement which specifically survives termination in this Agreement, subject to the express terms and limitations set forth in this Agreement.

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8.5.3 Except if otherwise agreed pursuant to Section 8.5.1(a), the Purchaser and the Company shall each have an affirmative obligation to make good faith efforts to (a) satisfy their respective conditions to and covenants related to Closing under this Agreement and (b) consummate the Closing.

8.6 Entire Agreement. This Agreement (including the Schedules and Annexes) and the Ancillary Agreements (including any schedules and annexes to the Ancillary Agreements) constitute the complete, integrated agreement among the Parties with respect to the subject matter of this Agreement and such Ancillary Agreements. This Agreement (including the Schedules and Annexes) and the Ancillary Agreements (including any schedules and annexes to the Ancillary Agreements) supersede all prior agreements and understandings (which, whether oral or written, the Parties expressly disclaim any reliance upon) between the Parties with respect to the subject matter of this Agreement and such Ancillary Agreements, including the Letter of Intent.

8.7 Amendments and Waivers.

8.7.1 Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Purchaser, on the one hand, and the Company (prior to the Closing) or the Sellers’ Representative (following the Closing), on the other hand, or in the case of a waiver, by the Party against whom the waiver is to be effective.

8.7.2 No failure or delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

8.8 Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision and such invalid, illegal, or unenforceable provision will be reformed, construed, and enforced as if such provision had never been contained in this Agreement and there had been contained in this Agreement instead such valid, legal, and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal, or unenforceable provision.

8.9 Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party to this Agreement; except that the Purchaser may assign any of its rights (but not its obligations) under this Agreement to (a) any Affiliate that is fully capable of performing all of the Purchaser’s obligations required under this Agreement; and (b) any of its financing sources as collateral security.

8.10 Third Party Beneficiaries. Except as set forth in this Agreement, this Agreement is for the sole benefit of the Parties and any of their successors and assigns (if such successors or assigns are expressly permitted by this Agreement), and nothing in this Agreement expressed or implied will give or be construed to give to any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights under this Agreement.

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8.11 Governing Law; Consent to Jurisdiction. This Agreement will be governed by, and construed in accordance with, the Law of the State of Delaware without regard to the conflict of Laws rules of such state. Each of the Parties and any Person asserting any rights or defenses under this Agreement hereby irrevocably consents and agrees that it shall bring any action, suit, or proceeding with respect to any matter arising out of or relating to this Agreement, any Ancillary Agreement, or the subject matter of any of those agreements in Court of Chancery of the State of Delaware (or if subject matter jurisdiction is not proper in such court, then in the United States District Court sitting in New Castle County in the State of Delaware). Each of the Parties and any Person asserting any rights or defenses under this Agreement hereby irrevocably accepts and submits, for itself and in respect of its properties, to the personal jurisdiction of the Court of Chancery of the State of Delaware with respect to any such action, suit, or proceeding. Each of the Parties and any Person asserting any rights or defenses under this Agreement hereby irrevocably consents to service of process in any such action, suit, or proceeding in any such court by the mailing of a copy of such process by registered or certified mail, postage prepaid, to such Person at the address specified in Section 8.1 for notices to such Person. Additionally, service of process may also be made in any other manner permitted by applicable Law. Each of the Parties and any Person asserting any rights or defenses under this Agreement hereby irrevocably and unconditionally waives any objection or defense that it may now or hereafter have to the laying of venue in any such action, suit, or proceeding in the Court of Chancery of the State of Delaware (or if subject matter jurisdiction is not proper in such court, then in the United States District Court sitting in New Castle County in the State of Delaware) and hereby irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit, or proceeding brought in such court has been brought in an inconvenient forum.

8.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES AND ANY PERSON ASSERTING ANY RIGHTS OR DEFENSES UNDER THIS AGREEMENT, ANY ANCILLARY AGREEMENT, OR THE SUBJECT MATTER OF ANY OF THOSE AGREEMENTS HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, OR THE SUBJECT MATTER OF ANY OF THOSE AGREEMENTS. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PERSON AS A CONDITION TO THE EFFECTIVENESS OR ISSUANCE OF AN INJUNCTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES AND ANY PERSON ASSERTING ANY RIGHTS OR DEFENSES UNDER THIS AGREEMENT FURTHER ACKNOWLEDGES THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED, EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS, OR RESTATEMENTS OF THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

8.13 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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8.14 Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions of this Agreement.

8.15 Pre-Closing Communications and Privileges. From and after the Closing, (i) the Sellers shall be the sole and exclusive holders of the attorney-client privilege and all other privileges with respect to the engagement of DLA Piper LLP (US) (“Seller Counsel”) by the Company (and/or its Affiliates) relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and any services rendered by Seller Counsel as part of that engagement, and neither the Purchaser, the Company, or their Affiliates shall be a holder of any such privilege; (ii) the ownership of, title to, and all rights associated with any and all communications (including any attachments, draft documents, or enclosures) made or sent between or among (a) the Sellers, the Company, and/or any of their Subsidiaries or Affiliates, and (b) Seller Counsel, that concern, refer, discuss, or relate to (x) this Agreement, (y) the transactions contemplated by this Agreement, or (z) any negotiations regarding or relating to this Agreement, shall solely and exclusively belong to the Sellers (and none of Purchaser, the Company, or their respective Subsidiaries or Affiliates); (iii) the ownership of, title to, and all rights associated with any and all pre-Closing communications (including any attachments, draft documents, or enclosures) made or sent between or among employees of the Company (and/or its Affiliates), contractors of the Company (and/or its Affiliates), and/or the Sellers that concern, refer, discuss, or relate to the Company (or its respective Affiliates) will belong exclusively to the Sellers, except to the extent necessary to the post-Closing operations of the Company and the Surviving Corporation, and (iv) Seller Counsel shall have no duty whatsoever to reveal or disclose any attorney-client communications with the Sellers, the Company, and/or any of their Subsidiaries or Affiliates relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to Purchaser, the Company, or any of their Affiliates, whether by reason of any attorney-client relationship between Seller Counsel and the Company or any of its respective Affiliates or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser or its Affiliates (including the Company), on the one hand, and a third party other than any of the Sellers, on the other hand, the Purchaser and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither the Purchaser nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. This Section 8.15 is irrevocable, and no term of this section may be amended, waived, or modified without the prior written consent of the Sellers’ Representative.

8.16 Legal Representation. In any dispute or proceeding arising under, in connection with, or relating to this Agreement, the Company Indemnified Parties and the Sellers’ Representative shall have the right, at their election, to retain DLA Piper to represent them in such matter. The Purchaser, for itself and for its successors and assigns and Affiliates (including the Company if the Closing occurs) and their respective successors and assigns, hereby irrevocably waives and consents to any such representation by DLA Piper in any such matter. The Purchaser acknowledges that the foregoing provision shall apply whether or not DLA Piper provides legal services to the Company after the Closing Date.

8.17 Non-Party Affiliates. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the entities or individuals that are expressly identified as parties hereto and the Sellers. No Person who is not a named party to this Agreement or a Seller, including any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of any named party to this Agreement who is not otherwise a party to this Agreement or a Seller (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, except where such claim or cause of action is based on fraud or willful misconduct; and each party hereto waives and releases all such liabilities against any such Non-Party Affiliates. Without limiting the foregoing, each party hereto hereby waives and releases any and all rights, claims or causes of action that may otherwise be available at law or in equity to avoid or disregard the entity form of a party, whether based on theories of agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise.

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The Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PURCHASER:		COMPANY:

MTBC, INC		CARECLOUD CORPORATION

By:	/s/ Shruti Patel	By:	/s/ Ken Comée
Name:	Shruti Patel	Name:	Ken Comée
Its:	General Counsel	Its:	CEO

SELLERS’ REPRESENTATIVE:

Runway Growth Credit Fund Inc.,
solely in its capacity as Sellers’ Representative

By:	/s/ David Spreng
Name:	David Spreng
Its:	CEO

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Annex I

Definitions

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings when used herein with initial capital letters:

“280G Stockholder Vote”: as set forth in Section 5.7.

“280G Payments”: as set forth in Section 5.7.

“Acquisition Transaction”: as set forth in Section 5.4.

“Affiliate”: with respect to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with the first Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. With respect to any natural Person, “Affiliate” will include (a) such Person’s spouse, (b) each parent, grandparent, sibling, or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, and (d) each child of any Person described in clauses (a), (b) or (c) above.

“Agreement”: as set forth in the introductory paragraph.

“Agreement Date”: as set forth in the introductory paragraph.

“Ancillary Agreements”: the Escrow Documents and any other Contracts expressly required to be entered into under this Agreement.

“Annexes”: the documents entitled Annex I through Annex III that are attached to and made part of this Agreement.

“Balance Sheet”: the balance sheet of the Company, as of the Balance Sheet Date, included in the Financial Statements.

“Balance Sheet Date”: means September 30, 2019.

“Base Price”: as set forth in Section 2.7.1.

“BDO”: as set forth in Section 3.5.1.

“Business Day”: any day other than a Saturday or Sunday or other day on which banks are required or authorized by Law to be closed in Somerset, New Jersey.

“Capital Stock”: means the Common Stock and the Preferred Stock.

“CERCLA”: the Federal Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq, as amended.

“Certificate of Merger”: as set forth in Section 2.1.

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“Closing”: as set forth in Section 2.2.

“Closing Cash”: all cash and cash equivalent assets (including marketable securities) of the Company as of 11:59 p.m. on the Closing Date, determined in accordance with GAAP; provided, however, that for the avoidance of doubt, “Closing Cash” shall be calculated net of any issued and uncleared checks of the Company.

“Closing Certificate”: as set forth in Section 2.11.

“Closing Date”: as set forth in Section 2.2.

“Closing Indebtedness”: any Indebtedness of the Company as of 11:59 p.m. on the Closing Date.

“Closing Payments”: as set forth in Section 2.7.

“Closing Working Capital”: the Working Capital of the Company as of 11:59 p.m. on the Closing Date.

“Code”: the Internal Revenue Code of 1986, as amended.

“Common Stock”: the Class A Common Stock and the Class B Common Stock of the Company, each $0.0001 par value per share.

“Company”: as set forth in the introductory paragraph.

“Company Board”: as set forth in the recitals.

“Company Intellectual Property”: any Intellectual Property Rights owned by the Company.

“Company Product”: as set forth in Section 3.14.2.

“Company Real Property”: any real property and improvements at any time owned, leased, used, operated, or occupied (whether for storage, disposal, or otherwise) by the Company.

“Company Securities”: as set forth in Section 3.4.1.

“Constituent of Concern”: any substance, material, or waste that is restricted under any Environmental Laws from dumping, disbursal, or disposal into soil, waterways, or ground water.

“Continuing Employees”: as set forth in Section 5.9.

“Contracts”: obligations between two or more parties that are legally enforceable under applicable law, including all agreements, contracts, licenses, commitments, leases, instruments, understandings and arrangements, whether written or oral, in each case as amended, supplemented, waived or otherwise modified, other than the Plans.

“Current Assets”: the Company’s collective current assets set forth on Annex III, which shall include cash and cash equivalents, accounts receivable which have been outstanding less than 90 days, and prepaid expenses, but exclude (a) the portion of any prepaid expense of which Purchaser will not receive the benefit during the twelve months following the Closing, and (b) deferred Tax assets receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, all determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

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“Current Liabilities”: the Company’s collective current liabilities set forth on Annex III, which shall include accounts payable, accrued Taxes and accrued expenses, including payables to any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax liabilities, and all Indebtedness of the Company which has not been satisfied prior to Closing, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Damages”: any and all losses, damages, fines, judgments, awards, penalties, and settlements, together with all reasonable court costs and litigation expenses (including reasonable attorneys’ and other legal fees and out-of-pocket expenses) actually incurred and including the reasonable cost of the investigation and preparation or defense of any legal action in connection therewith, and the assertion of any claims under this Agreement.

“DGCL”: as set forth in the recitals.

“Disclosure Schedule: as set forth in the lead in paragraph of Article III.

“Dissenting Shares”: as set forth in Section 2.10.7.

“DLA Piper”: DLA Piper LLP (US).

“Earn-Out”: as set forth in Section 2.9.1.

“Effective Time”: as set forth in Section 2.2.

“Environmental Claim”: any claim, litigation, demand, action, cause of action, suit, loss, cost, including attorneys’ fees, and expert’s fees, Damages, fine, penalty, expense, liability, criminal liability, strict liability, judgment, governmental or private investigation and testing, notification of potential responsibility for clean-up of any facility, in each of the foregoing, for being in violation or in potential violation of any requirement of Environmental Law, any proceeding, consent or administrative order, agreement, or decree, Lien, personal injury or death of any Person, or property damage (including diminution in value damages), whether threatened, sought, brought, or imposed, that is related to or that seeks to recover Damages related to, or seeks to impose liability under Environmental Law, including for: (a) improper use or treatment of wetlands, pinelands, or other protected land or wildlife, (b) radioactive materials (including naturally occurring radioactive materials), (c) pollution, contamination, preservation, protection, decontamination, remediation, or clean-up of the indoor or ambient air, surface water, groundwater, soil or protected lands, (d) exposure of Persons or property to any Constituent of Concern and the effects thereof, (e) the release or threatened release (into the indoor or outdoor environment), generation, manufacture, processing, distribution in commerce, use, application, transfer, transportation, treatment, storage, disposal, or remediation of a Constituent of Concern, (f) injury to, death of, or threat to the health or safety of any Person or Persons caused directly or indirectly by any Constituent of Concern, (g) destruction of property or injury to persons caused directly or indirectly by any Constituent of Concern or the release or threatened release of any Constituent of Concern to any property (whether real or personal); (h) the implementation of spill prevention and/or disaster plans relating to any Constituent of Concern; (i) failure to comply with community right-to-know and other disclosure Laws; or (j) maintaining, disclosing, or reporting information to Governmental Authorities or any other third Person under, or complying or failing to comply with, any Environmental Law. The term “Environmental Claim” also includes any Damages incurred in testing related to or resulting from any of the foregoing.

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“Environmental Condition”: a condition with respect to the environment or natural resources that has resulted or could result in liability to the Company under applicable Environmental Laws.

“Environmental Law”: all applicable Laws, Environmental Permits, and similar items of any Governmental Authority relating to the protection or preservation of the environment, natural resources or human health or safety, including: (a) all requirements pertaining to any obligation or liability for reporting, management, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of a Constituent of Concern; (b) all requirements pertaining to the protection of the health and safety of employees or other Persons; and (c) all other limitations, restrictions, conditions, standards, prohibitions, obligations, and timetables contained therein or in any notice or demand letter issued, entered, promulgated, or approved thereunder. The term “Environmental Law” includes (i) CERCLA, the Federal Water Pollution Control Act (which includes the Federal Clean Water Act), the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and OSHA, each as amended from time to time, any regulations promulgated pursuant thereto, and any state or local counterparts thereof, and (ii) any common Law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass, strict liability, contribution and indemnification) that may impose liability or obligations for injuries or Damages due to, or threatened as a result of, the presence of, effects of, or exposure to any Constituent of Concern.

“Environmental Permits”: all Permits relating to or required by Environmental Laws and necessary for or held in connection with the conduct of the business.

“Equity Incentive Plans” means the Company’s 2010 and 2011 Stock Incentive Plans, as amended from time to time.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”: any Person that would be considered a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Code.

“Escrow Agent”: TD Bank N.A..

“Escrow Documents”: the Escrow Agreement to be dated as of the Closing Date, substantially in the form of Exhibit B attached hereto and the Indemnity Side Letter, to be dated as of the Closing Date.

“Escrow Fund”: as set forth in Section 2.7.3.

“Estimated Closing Cash”: as set forth in Section 2.11.

“Estimated Closing Indebtedness”: as set forth in Section 2.11.

“Estimated Closing Working Capital”: as set forth in Section 2.11.

“Estimated Merger Consideration”: as set forth in Section 2.11.

“Estimated Unpaid Selling Expenses”: as set forth in Section 2.11.

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“Exchange Act”: the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements”: the audited balance sheets of the Company as of December 31, 2018, and December 31, 2017, together with the related statements of operations and statement of cash flows for the years then ended, and the unaudited balance sheet of the Company as of September 30, 2019 together with the related statements of operations and statement of cash flows for the nine month periods ending on September 30, 2018 and September 30, 2019, the unaudited balance sheet of the Company for the Balance Sheet Date, together with the related statements of income and statement of cash flows for the periods then ended all of which are attached as Schedule 3.5.

“Fraud”: actual (and not constructive) fraud, consisting of an intentionally and knowingly false misrepresentation of material and existing fact by one Party to another Party in the making of the representations and warranties in Articles III or IV, as applicable, made with the specific intent to deceive the complaining Party, upon which the complaining Party actually and justifiably relied to its detriment, and which is the proximate cause of material, non-speculative financial losses to the complaining Party.

“Fully Diluted Share Number”: the sum, without duplication (including Dissenting Shares, but excluding all shares of Capital Stock that are held by the Company as treasury stock which are to be cancelled and retired pursuant to Section 2.6.2), the number of shares of Common Stock that are issuable upon conversion of Preferred Stock issued and outstanding immediately prior to the Effective Time.

“GAAP”: generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis.

“Governmental Authority”: any governmental, regulatory or administrative body, agency, commission, board, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory authority, whether international, multinational, supranational, national, federal, state or local, and any agent thereof.

“Guarantee”: of or by any Person (the “guaranteeing person”), without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guaranteeing person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, keep-well agreements or similar agreements, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or (ii) to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (iii) to purchase or lease property, securities or services for the purpose of assuring the creditor of such Indebtedness of the payment of such Indebtedness, (iv) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (v) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guaranteeing person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by the guaranteeing person.

“Incidental Licenses”: any (a) permitted use in a confidentiality or nondisclosure agreement entered into in the ordinary course of business; (b) licenses that arise as a matter of law by implication as a result of sales of products and services by Company; (c) license with current and former employees and contractors of Company under the employee’s or contractor’s agreement with the Company; or (d) any non-exclusive license that is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) a sales or marketing Contract that includes an incidental license to use the trademarks of Company for the purposes of advertising and selling Company’s products or services during the term of and in accordance with such Contract; or (ii) a Contract to purchase or lease equipment, such as a phone system, photocopier, printer, scanner, computer, or mobile phone that also contains a license of Intellectual Property Rights.

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“Indebtedness”: with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services of the Company in the Ordinary Course), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under any interest rate, currency swap or other hedging agreement or arrangement, (d) capital lease obligations, (e) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions, (f) all Guarantees by such Person of the debts of others, and (g) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (f). Notwithstanding anything to the contrary set forth above, for avoidance of doubt, “Indebtedness” shall not include any trade payables (including notes payable) or other current liabilities reflected on the Financial Statements.

“Intellectual Property Right”: all trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade dress, copyrights, works of authorship, inventions (whether patentable or not), invention disclosures, industrial models, industrial designs, utility models, certificates of invention, designs, emblems and logos, trade secrets, manufacturing formulae, technical information, patents, patent applications, moral rights, mask work registrations, franchises, franchise rights, customer and supplier lists, and related identifying information together with the goodwill associated therewith, product formulae, product designs, product packaging, business and product names, slogans, rights of publicity, improvements, processes, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, as each of the foregoing rights may arise anywhere in the world, and all related technical information, manufacturing, engineering and technical drawings, know-how, and all pending applications and registrations of patents, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files, and other media on which any of the foregoing is stored, and other proprietary rights, in the case of each of the foregoing which is owned by the Company, used or held for use by such Person in connection with its respective business.

“IRS”: the Internal Revenue Service.

“Knowledge Persons”: the actual knowledge of Ken Comée, Noel Marsden, Greg Shorten, Juan Molina, Josh Siegel, Mike Cuesta, Elizabeth Ferrer, Daniel Masvidal and Steve Link.

“Law”: any federal, state, county, city, municipal, foreign, or other governmental statute, rule, regulation, ordinance, Order, code, treaty, or legal requirement and any Permit granted under any of the foregoing, or any requirement under the common law, or any other pronouncement having the effect of law of any Governmental Authority, in each case as in effect as of the Closing Date but only to the extent it directly applies to the transactions contemplated in this Agreement.

“Leased Real Property”: as set forth in Section 3.13.1.

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“Letter of Intent”: that certain letter of intent, dated as of December 10, 2019, by and between the Purchaser and the Company, as such letter may have been amended, modified or supplemented by the parties thereto.

“Lien”: with respect to any property or asset, any publicly filed or recorded mortgage, deed of trust, hypothecation, option (on real estate), preemptive purchase right, encumbrance, lease, sublease, license, easement, encroachment, lien, right of first refusal, charge or security interest. For purposes of this Agreement, a Person will be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property or asset.

“Material Adverse Effect”: means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the condition (financial or otherwise), business, operations, prospects, properties, assets, liabilities, or results of operations of the Company, taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following (or the results thereof) shall be taken into account, either alone or in combination in determining whether a Material Adverse Effect has occurred: (i) conditions generally affecting the United States economy or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index) in the United States or elsewhere in the world, (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes in GAAP, (iv) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority, (v) [reserved], (vi) any change that is generally applicable to the industries or markets in which the Company operates, (vii) the public announcement of the transactions contemplated by this Agreement (including by reason of the identity of the Purchaser or any communication by the Purchaser or any of its Affiliates regarding its plans or intentions with respect to the business of the Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with the Company), (viii) [Reserved], (ix) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, including the completion of the transactions contemplated hereby and thereby or (x) any adverse change in or effect on the business of the Company that is cured to the satisfaction of the Buyer prior to the Closing, provided, however, that any event, occurrence, fact, condition or change referred to in clauses (i) and (ii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses. For the avoidance of doubt, any legal proceeding commenced or brought at any time by any Stockholder, optionholder or warrantholder asserting that they did not receive fair market value for their Dissenting Shares, options or warrants shall be deemed to be a Material Adverse Effect.

“Material Contract”: as set forth in Section 3.9.2.

“Material Customer”: as set forth in Section 3.16.1.

“Material Supplier”: as set forth in Section 3.16.2.

“Merger”: as set forth in the recitals.

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“Merger Consideration”: collectively (i) an amount equal to: (a) the Base Price, plus (b) the amount of the Closing Cash, minus (c) an amount equal to any Closing Indebtedness; minus (d) subject to Section 2.11, the amount (if any) by which the Closing Working Capital is less than $0; minus (e) the amount of the Unpaid Selling Expenses; and (ii) the MTBC Securities.

“Merger Sub”: as set forth in the introductory paragraph.

“MTBC Securities”: as set forth in Section 2.7.5.

“MTBC Preferred Stock”: as set forth in Section 2.7.4.

“MTBC Warrant”: as set forth in Section 2.7.5.

“MTBC Warrant Shares”: as set forth in Section 2.7.5.

“NASDAQ”: as set forth in Section 4.3.

“Non-Party Affiliates”: as set forth in Section 8.17.

“Optionholders”: any holder of Options immediately prior to the Effective Time.

“Options”: the options to purchase shares of Common Stock granted under the Equity Incentive Plans.

“Order”: any final writ, judgment, injunction, court order, or decree (including any consent decree) that is issued, promulgated, or entered by a Governmental Authority.

“Ordinary Course”: with respect to an action taken by any Person, an action that is consistent in nature, scope, and magnitude with the past practices of such Person, including annual merit and promotion pay increases, normal payments of salary, bonus, and other compensation benefits, reimbursement for business expenses, and payments or increases required under the terms of any Plan.

“Organizational Documents”: the certificate of incorporation, memorandum and articles, bylaws, certificate of formation, limited liability company agreement, and all other governing documents of an entity, as applicable, in each case as amended.

“OSHA”: the Federal Occupational Safety and Health Act of 1970, as amended from time to time.

“Parties”: as set forth in the introductory paragraph.

“Paying Agent”: as set forth in Section 2.10.1.

“Payment Schedule”: as set forth in Section 2.7.2.

“Payoff Letters”: as set forth in Section 2.7.2(c).

“Per Share Closing Consideration”: in respect of any share of Series A-1 Preferred Stock and Series A-1 NV Preferred Stock, the cash amount equal to (x) the Per Share Merger Consideration minus (y) the applicable Pro Rata Share of the Escrow Fund in respect of such share of Series A-1 Preferred Stock and Series A-1 NV Preferred Stock.

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“Per Share Merger Consideration”: the cash amount equal to (x) the Estimated Merger Consideration, divided by (y) the Fully Diluted Share Number.

“Permits”: as set forth in Section 3.21.1.

“Permitted Liens”: (a) Liens for Taxes, assessments, or other similar governmental charges that are not yet due or that are being contested in good faith by appropriate proceedings and that are reserved for on the Balance Sheet; (b) any mechanics’, workmen’s, repairmen’s and other similar Liens arising or incurred in the Ordinary Course that are fully and properly reserved for in the Balance Sheet; or (c) Liens affecting the Company Real Property arising from easements, easement agreements, rights-of-way, restrictions, or minor title defects (whether or not recorded) that arise in the Ordinary Course and that do not detract materially from the value of the property subject thereto or materially impair the use of the property subject thereto; (d) Liens encumbering Leased Real Property; (e) Liens relating to any equipment leases or any purchase money interest under the Uniform Commercial Code; (f) Liens identified as Permitted Liens on Schedule 3.13.2; and (g) non-exclusive licenses to Intellectual Property Rights.

“Person”: an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, any Governmental Authority, or other entity or organization.

“Plans”: as set forth in Section 3.17.1.

“Policy”: as set forth in Section 3.10.

“Preferred Stock”: the Series A-1 Preferred Stock and the Series A-1 NV Preferred Stock.

“Pro Rata Share”: with respect to a Seller, the percentage set forth next to such Seller’s name in the column labeled “Pro Rata Share” on the Payment Schedule, calculated by dividing the amount of the Merger Consideration payable to such Seller pursuant to this Agreement by the aggregate Merger Consideration payable to all Sellers pursuant to this Agreement. For clarity, the aggregate Pro Rata Share of all Sellers set forth on the Payment Schedule will be equal to 100%.

“Purchaser”: as set forth in the introductory paragraph.

“Registrable Securities”: as set forth in Section 2.15.1.

“Registration Statement”: as set forth in Section 2.15.1.

“Representative Losses”: as set forth in Section 8.1.3.

“Representatives”: with respect to any Person, the officers, directors, employees, agents, attorneys, accountants, advisors, industry consultants, bankers, and other representatives of such Person.

“Requisite Company Vote”: as set forth in Section 3.2.

“R&W Policy”: that certain Representations and Warranties Insurance Policy No. 29109168 underwritten by AIG Specialty Insurance Corporation.

“Schedules”: the disclosures schedules of the respective Parties that are expressly identified and referenced in various sections of this Agreement.

“SEC”: shall mean the Securities and Exchange Commission.

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“Seller”: any Stockholder of the Company who holds either Series A-1 Preferred Stock or Series A-1 NV Preferred Stock.

“Seller Counsel”: as set forth in Section 8.15.

“Sellers’ Representative”: as set forth in the introductory paragraph.

“Selling Expenses”: without duplication, all of the out of pocket fees and expenses incurred by or on behalf of the Company in connection with the transactions contemplated by this Agreement or relating to the negotiation, preparation, or execution of this Agreement, the Ancillary Agreements, or any documents or agreements contemplated by this Agreement or the performance or consummation of the transactions contemplated by this Agreement, including (a) all brokers’ or finders’ fees (if any), (b) any sale or transaction bonus payable by the Company to any present or former director, employee or consultant of the Company, in each case as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, including the employer’s share of any withholding, payroll, Medicare or similar Taxes to or with respect to such payments to the extent properly accrued on the Closing Date (c) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors; provided that, for the avoidance of doubt, in no event shall “Selling Expenses” be deemed to include (i) any fees and expenses to any Person to the extent relating to Purchaser’s financing for the transactions contemplated hereby or any items contemplated above to the extent such items are included in the computation of Indebtedness or Closing Working Capital; or (ii) any amounts payable as a result of any action taken by or at the direction of Purchaser or Merger Sub or any of its Affiliates (including from and after the Closing, the Company).

“Series A-1 Preferred Stock”: the Series A-1 Preferred Stock of the Company, $0.0001 par value per share.

“Series A-1 NV Preferred Stock”: the Series A-1 NV Preferred Stock of the Company, $0.0001 par value per share.

“Solvent”: when used with respect to any Person or group of Persons on a combined basis, means that, as of any date of determination, (A) the amount of the “fair saleable value” of the assets of such Person (or group of Persons on a combined basis) will, as of such date, exceed (1) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, and (2) the amount that will be required to pay the probable liabilities of such Person (or group of Persons on a combined basis) on its existing debts (including contingent liabilities) as such debts become absolute and matured, (B) such Person (or group of Persons on a combined basis) will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (C) such Person (or group of Persons on a combined basis) will be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Stockholder”: any holder of Capital Stock immediately prior to the Effective Time.

“Subsidiary” or “Subsidiaries”: with respect to any Person means any business entity in which such Person owns or controls, directly or indirectly, a majority of the total voting rights in such entity that are entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, officers, and/or any other managing agent of the entity, either by the Person itself or in combination with that Person’s other Subsidiaries, and/or with that Subsidiary’s own Subsidiaries.

“Surviving Corporation”: as set forth in Section 2.1.

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“Tax”: any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, margins, transfer, franchise, profits, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, withholding or windfall profit Tax, custom, duty, or other Tax, governmental fee, or other like assessment or charge of any kind whatsoever in the nature of a Tax, together with any interest, penalty, or addition to Tax, imposed by any Governmental Authority.

“Tax Returns”: all returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, or any amendment thereto) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment or collection of any Taxes.

“Transfer”: as set forth in Section 3.26.1.

“Union”: any union or other employee representative body.

“Unpaid Selling Expenses”: Selling Expenses that have not been paid on or prior to the Closing Date.

“Warrants”: warrants to purchase shares of Capital Stock.

“Warrant Holder”: a Person holder of a Warrant.

“Working Capital”: an amount equal to Current Assets less Current Liabilities, in each case calculated in accordance with GAAP using the same or similar accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used by the Company in preparation of the Financial Statements; provided, however, that Working Capital shall not be calculated to include (i) any changes in assets or liabilities as a result of purchase accounting adjustments or (ii) any items included in the computation of Closing Indebtedness, or Unpaid Selling Expenses.

“Written Consent”: as set forth in Section 5.8.

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Annex II

Notices

To the Purchaser:

MTBC, Inc.

7 Clyde Road

Somerset, New Jersey 08873

Fax: (732) 227-8575
Attention: General Counsel
Email: legal@mtbc.com

with a copy (which shall not constitute notice) to:

Song P.C.

444 Madison Avenue, Fl. 4

New York, New York 10022

Fax: 212-599-8400
Attention: David Song, Esq.
Email: dsong@song.law

To the Company (prior to the Closing):

CareCloud Corporation

5200 Blue Lagoon Drive, Suite 900

Miami, Florida, 33126

Fax: (305) 266-5805
Attention: CEO

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
2000 University Avenue

East Palo Alto, 94303-2215

Attention: Curtis L. Mo

Fax: (650) 687-1170

To the Sellers’ Representative or the Sellers (after the Closing):

Runway Growth Credit Fund Inc.

205 N Michigan Ave., Suite 4200

Chicago, IL 60601

Attention: Legal Reporting

Email: legalreporting@runwaygrowth.com

runwayagency@cortlandglobal.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
2000 University Avenue

East Palo Alto, 94303-2215

Attention: Curtis L. Mo

Fax: (650) 687-1170

Annex III

Working Capital

[To be provided by Company]